LOAN AND SECURITY AGREEMENT

RESOURCE AMERICA, INC.

with

COMMERCE BANK, N.A.,

as Agent, Arranger and Issuing Bank

and

THE FINANCIAL INSTITUTIONS

NOW OR HEREAFTER LISTED ON SCHEDULE A,

as Lenders

5.7	Financial Statements	24
5.8	Full Disclosure	24
5.9	Subsidiaries	24
5.10	Guarantees, Contracts, etc.	24
5.11	Government Regulations, etc.	24
5.12	Names	25
5.13	Other Associations	26
5.14	Regulation O	26
5.15	Solvency	26
5.16	Investment Company	26
5.17	Anti-Terrorism Laws	26
5.18	Bancorp Stock	27

SECTION 6. AFFIRMATIVE COVENANTS		27
6.1	Payment of Taxes and Claims	27
6.2	Maintenance of Properties and Corporate Existence	28
6.3	Business Conducted	28
6.4	Litigation	29
6.5	Taxes	29
6.6	Bank Accounts	29
6.7	Employee Benefit Plans	29
6.8	Financial Covenants	29
6.9	Financial and Business Information	30
6.10	Officers' Certificates	31
6.11	Inspection	31
6.12	Information to Participant	32
6.13	Name Changes, Places of Business	32
6.14	Bancorp Stock and Resource Capital Stock	32

SECTION 7. NEGATIVE COVENANT		32
7.1	Merger, Consolidation, Dissolution or Liquidation	32
7.2	Loans and Investments	32
7.3	Liens and Encumbrances	32
7.4	Guarantees	32
7.5	Use of Lenders’ Name	32
7.6	Miscellaneous Covenants	33

SECTION 8. DEFAULT		33
8.1	Events of Default	33
8.2	Cure	35
8.3	Rights and Remedies on Default	35
8.4	Nature of Remedies	36
8.5	Set-Off	36

SECTION 9. AGENT		36
9.1	Appointment and Authorization	36
9.2	General Immunity	36
9.3	Consultation with Counsel	37
9.4	Documents	37
9.5	Rights as a Lender	37
9.6	Responsibility of Agent	37
9.7	Collections and Disbursements	37
9.8	Indemnification	38
9.9	Expenses	39
9.10	No Reliance	39
9.11	Resignation of Agent	39
9.12	Action on Instructions of Lenders	39
9.13	Several Obligations	39

SECTION 10. MISCELLANEOUS		40
10.1	Governing Law	40
10.2	Integrated Agreement	40
10.3	Waiver	40
10.4	Indemnity	40
10.5	Time	41
10.6	Expenses of Agent and Lenders	41
10.7	Brokerage	41
10.8	Notices	42
10.9	Headings	42
10.10	Survival	43
10.11	Amendments	43
10.12	Assignability	44
10.13	Successors and Assigns	46
10.14	Duplicate Originals	46
10.15	Modification	46
10.16	Signatories	46
10.17	Third Parties	46
10.18	Discharge of Taxes, Borrower’s Obligations, Etc.	46
10.19	Withholding and Other Tax Liabilities	46
10.20	Consent of Jurisdiction	47
10.21	Waiver of Jury Trail	47

EXHIBITS AND SCHEDULES

Exhibit A	--	Form of Authorization Certificate
Exhibit B	--	Form of Borrowing Request
Exhibit C	--	Form of Borrowing Base Certificate
Exhibit D	--	Form of Compliance Certificate

Schedule A	--	Schedule of Lenders
Schedule B	--	Address of Lenders
Schedule 1.1(b)	--	Permitted Liens
Schedule 5.1	--	Borrower's States of Qualifications
Schedule 5.2	--	Places of Business
Schedule 5.3	--	Judgments, Proceedings, Litigation and Orders
Schedule 5.7	--	Federal Tax Identification Numbers
Schedule 5.9	--	Subsidiary and Affiliates
Schedule 5.11	--	Employee Benefit Plans
Schedule 5.12(a)	--	Schedule of Names
Schedule 5.13(b)	--	Trademarks, Patents and Copyrights
Schedule 5.13	--	Other Associations

LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement (“Agreement”) is dated the 4th day of August, 2006, by and among Resource America, Inc. a Delaware corporation (“Borrower”), Commerce Bank, N.A., a national banking association, in its capacity as agent (“Agent”), Commerce Bank, N.A. in its capacity as issuing bank (“Issuing Bank”) and each of the financial institutions which are now or hereafter identified as Lenders on Schedule A attached hereto and made a part of this Agreement (as such Schedule may be amended, modified or replaced from time to time), (each such financial institutions, individually each being a “Lender” and collectively all being “Lenders”).

BACKGROUND

Borrower desires to establish financing arrangements with Lenders for general working capital purposes, including interim funding of investments. Lenders are willing to make loans and grant extensions of credit to Borrower under the terms and provisions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1 Terms Defined: As used in this Agreement, the following terms have the following respective meanings, or the meanings ascribed to them in the referenced Section:

Advance(s) - Any monies advanced or credit extended to Borrower by any Lender under the Revolving Credit, including without limitation cash advances and the Letter of Credit Amount with respect to the issuance of Letters of Credit.

Affiliate - With respect to any Person, (a) any Person which, directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person, or (iii) any person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, directly or indirectly, (x) to vote 10% or more of the Capital Stock having ordinary voting power for the election of directors (or comparable equivalent) of such Person, or (y) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. Control may be by ownership, contract, or otherwise.

Agreement - This Loan and Security Agreement, as it may hereafter be amended, supplemented, restated or replaced from time to time.

Anti-Terrorism Laws - Any statute, treaty, law (including common law), ordinance, regulation, rule, order, opinion, release, injunction, writ, decree or award of any Governmental Authority relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.

Asset Sale - The sale, transfer, lease, license or other disposition by Borrower of any Property now owned, or hereafter acquired, of any nature whatsoever in any transaction or series of related transactions other than in the ordinary course of business. An Asset Sale includes, but is not limited to, a merger, consolidation, division, conversion, dissolution or liquidation.

Assignment and Acceptance - Shall have the meaning set forth in Section 10.12.

Authorized Officer - Any officer of Borrower authorized by the by-laws of the Borrower to execute and deliver documents on behalf of Borrower, to request Advances or execute Borrowing Base Certificates or Quarterly Compliance Certificates, as set forth in the authorization certificate delivered to Agent substantially in the form of Exhibit “A” attached hereto.

Bank Affiliate - Any bank that is controlled by a Lender. A bank shall be deemed controlled by a Lender if (i) such Lender, directly or indirectly, or acting through one or more other Persons, owns, controls or has power to vote twenty-five percent (25%) or more of any class of voting securities of such bank; or (ii) such Lender controls in any manner the election of a majority of the directors or trustees of such bank.

Borrowing Request - A document, in the form of Exhibit B attached hereto, and made part hereof, signed and delivered to Agent by an Authorized Officer of Borrower.

Borrowing Base - As of the date of determination, an amount equal to the lesser of the (i) Maximum Revolving Credit Amount, or (ii) 80% of the market value of the Collateral.

Borrowing Base Certificate - Shall have the meaning set forth in Section 6.9(b).

Business Day - Any day that is not a Saturday or Sunday or day on which Agent or any Lender is required or permitted to close in Philadelphia, Pennsylvania.

Capitalized Lease Obligations - Any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Capital Stock - Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all other ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

Closing - Shall have the meaning set forth in Section 4.5.

Closing Date - Shall have the meaning set forth in Section 4.5.

Collateral - The Collateral pledged by Borrower pursuant to Section 3.

Consolidation Amortization Expense - For any period, the aggregate consolidated amount of amortization expenses of Borrower, as determined in accordance with GAAP.

Control Agreements - The Securities Account Control Agreement, of even date herewith, among Resource Capital Investors, Inc., the Agent, Credit Suisse Securities (USA) LLC and Pershing LLC; and the Securities Account Control Agreement, of even date herewith, among Resource Capital Manager, Inc., the Agent, Credit Suisse Securities (USA) LLC and Pershing LLC.

Default - An event which with the passage of time, the giving of notice, or both would constitute an Event of Default.

Default Rate - Shall have the meaning set forth in Section 2.5(b).

Disqualified Stock - Any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable for any reason, (ii) is convertible or exchangeable for Indebtedness or Capital Stock that meets the requirements of clauses (i) and (ii), or (iii) is redeemable at the option of the holder thereof, in whole or in part in each case on or prior to the Maturity Date.

Distribution - (i) Cash dividends or other cash distributions on any now or hereafter outstanding Capital Stock of Borrower; (ii) the redemption, repurchase, defeasance or acquisition of such Capital Stock or of warrants, rights or other options to purchase such Capital Stock; and (iii) any loans or advances (other than salaries), to any shareholder(s), partner(s), or member(s) of Borrower.

ERISA - The Employee Retirement Income Security Act of 1974, as the same may be amended, from time to time.

Event of Default - Shall have the meaning set forth in Section 8.1.

Executive Order No. 13224 - The Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Expenses - Shall have the meaning set forth in Section 10.6.

Federal Funds Rate - For any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day, the average of quotations for such day on such transactions received by Agent from three federal funds brokers of recognized standing selected by Agent.

GAAP - Generally accepted accounting principles as in effect on the Closing Date applied in a manner consistent with the most recent audited consolidated financial statements of Borrower furnished to Agent and described in Section 6.9 hereof.

Government Acts - Shall have the meaning set forth in Section 2.2(f).

Governmental Authority - Any federal, state or local government or political subdivision, or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury, or arbitration.

Guaranty Agreements - The Guaranty Agreement, of even date herewith, by Resource Capital Investor, Inc. for the benefit of the Agent, and the Guaranty Agreement, of even date herewith, by Resource Capital Manager, Inc. for the benefit of the Agent.

Hedging Agreements - Any Interest Hedging Instrument or any other interest rate protection agreement, foreign currency exchange agreement, commodity purchase or option agreement, or any other interest rate hedging device or swap agreement (as defined in 11 U.S.C. § 101 et. seq.).

IRS - The United States Internal Revenue Service.

Indebtedness - Of any Person at any date, without duplication, (i) all indebtedness of such Person for borrowed money (including with respect to the Borrower, the Obligations) or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (iii) all Capitalized Lease Obligations of such Person, (iv) the face amount of all letters of credit (including the Letters of Credit), issued for the account of such Person and all drafts drawn thereunder, (v) all obligations of other Persons which such Person has guaranteed, (vi) Disqualified Stock, (vii) all obligations of such Person under Hedging Agreements, and (viii) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

Interest Hedging Instrument - Any documentation evidencing any interest rate swap, interest “cap” or “collar” or any other interest rate hedging device or swap agreement (as defined in 11 U.S.C. § 101 et. seq.) between Borrower and a Lender (or any Affiliate of a Lender).

Investments - Any direct or indirect acquisition or investment by any Person, whether by means of, (i) the purchase or acquisition of Capital Stock or Securities of another Person, (ii) a loan, advance, or capital contribution to, or guaranty or assumption of Indebtedness of, or purchase or other acquisition of any other debt, or equity participation, or interest in another Person, or (iii) the purchase or other acquisition (in one transaction or a series of transaction), of all or substantially all of the Property or business of another Person, or assets constituting a business unit, line of business, or division of another Person.

Issuing Bank - Commerce Bank, N.A.

L/C Fees - Shall have the meaning set forth in Section 2.6(b).

L/C Sublimit - An amount not to exceed, at any time, twenty percent (20%) of the Maximum Revolving Credit Amount.

Letter of Credit - Any letter of credit (as amended, supplemented, replaced or restated from time to time) issued by Issuing Bank, pursuant to Section 2.2 of this Agreement, for the account of Borrower.

Letter of Credit Amount - The sum of (i) the aggregate undrawn amount of all Letters of Credit outstanding at any time plus (ii) the aggregate amount of all drawings under Letters of Credit for which Issuing Bank has not been reimbursed at such time.

Letter of Credit Documents - Any Letter of Credit, any amendment thereto, any documents delivered in connection therewith, any application therefore, or any other documents (all in form and substance satisfactory to Issuing Bank), governing or providing for (i) the rights and obligations on the parties concerned or at risk, or (ii) any collateral security for such obligations.

LIBOR - With respect to any LIBOR Rate Loan for the LIBOR Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) 2 Business Days prior to the first day of such LIBOR Interest Period for a term comparable to such LIBOR Interest Period; provided however, if more than one rate is specified on Telerate Page 3750, the applicable rate shall be the arithmetic mean of all such rates. If, for any reason, such rate is not available, the term London Interbank Offered Rate shall mean, with respect to any LIBOR Rate Loan for the LIBOR Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) 2 Business Days prior to the first day of such LIBOR Interest Period for a term comparable to such LIBOR Interest Period; provided however, if more than one rate is specified on Reuters Screen LIBOR Page, the applicable rate shall be the arithmetic mean of all such rates.

LIBOR Interest Period - As to LIBOR Rate Loans, a period of thirty days, sixty days or ninety days, as selected by Borrower in connection with an Advance constituting a LIBOR Rate Loan, commencing on the date designated in the Borrowing Request provided by Borrower to Lender pursuant to Section 2.4(a) (including continuations and conversions thereof); provided however, (i) if any LIBOR Interest Period would end on a day which is not a Business Day, such LIBOR Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (ii) no LIBOR Interest Period shall extend beyond the Maturity Date, and (iii) any LIBOR Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such LIBOR Interest Period.

LIBOR Rate - The per annum rate of interest denominated as 30-day LIBOR, 60-day LIBOR or 90-day LIBOR, as published in the “Money Rates” section of means the per annum rate of interest denominated as 30-day LIBOR, 60-day LIBOR or 90-day LIBOR, as published in the “Money Rates” section of The Wall Street Journal on the applicable date as such rate may change from time to time, plus 2.25%.  If The Wall Street Journal ceases to publish or does not publish a 30-day LIBOR, 60-day LIBOR or 90-day LIBOR rate, then the Lender shall determine such rate using such other indices as the Bank shall determine.

LIBOR Rate Loans - The portions of the Advances accruing interest at LIBOR Rates.

Lien - Any interest of any kind or nature in Property securing an obligation owed to, or a claim of any kind or nature in Property by, a Person other than the owner of the Property, whether such interest is based on the common law, statute, regulation or contract, and including, but not limited to, a security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt, a capitalized lease, consignment or bailment for security purposes, a trust, or an assignment, or as a result of the issuance of any execution or distraint process against Borrower. For the purposes of this Agreement, Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

Loans - The unpaid balance of Advances under the Revolving Credit, which may be Prime Rate Loans or LIBOR Rate Loans.

Loan Documents - This Agreement, the Revolving Credit Notes, Letter of Credit Documents, the Pledge Agreement, the Control Agreements, the Guaranty Agreements and all agreements, instruments and documents executed and/or delivered from time to time pursuant to this Agreement or in connection therewith, as amended, supplemented, replaced or restated from time to time.

Majority Lenders - At any time, Lenders holding Pro Rata Percentages aggregating at least fifty one percent (51%) of the total Pro Rata Shares.

Material Adverse Effect - A material adverse effect with respect to (a) the business, assets, properties, financial condition, stockholders’ equity, contingent liabilities, prospects, material agreements or results of operations of Borrower, or (b) Borrower's ability to pay the Obligations in accordance with the terms hereof, or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of Agent and/or any Lender hereunder or thereunder.

Maturity Date - shall mean August ____, 2009.

Maximum Revolving Credit Amount - The sum of Twenty-Five Million Dollars ($25,000,000).

Net Worth - At any time, the amount by which all of Borrower’s assets exceed all of Borrower’s liabilities, as shown on Borrower’s balance sheet prepared in accordance with GAAP.

Obligations - All existing and future debts, liabilities and obligations of every kind or nature at any time owing by Borrower to Lenders, Issuing Bank or Agent whether under this Agreement, any other Loan Document, or any other existing or future instrument, document or agreement, among Borrower and Lenders, Issuing Bank or Agent, whether joint or several, related or unrelated, primary or secondary, matured or contingent, due or to become due (including debts, liabilities and obligations obtained by assignment), and whether principal, interest, fees, indemnification obligations hereunder or Expenses (specifically including interest accruing after the commencement of any bankruptcy, insolvency or similar proceeding with respect to Borrower, whether or not a claim for such post-commencement interest is allowed), including, without limitation, debts, liabilities and obligations in respect of the Revolving Credit, Reimbursement Obligations and any extensions, modifications, substitutions, increases and renewals thereof; the performance of all covenants set forth in the Loan Documents; any amount payable by Borrower, pursuant to an Interest Hedging Instrument; the payment of all amounts advanced by Agent on behalf of Lenders to preserve, protect and enforce rights hereunder and in the Collateral; and all Expenses incurred by Agent and Lenders. Without limiting the generality of the foregoing, Obligations shall include any other debts, liabilities or obligations owing to Agent in connection with any lock box, cash management, or other services (including electronic funds transfers or automated clearing house transactions) provided by Agent to Borrower.

Overadvance - Shall have the meaning set forth in Section 2.1(a)(i).

PBGC - The Pension Benefit Guaranty Corporation.

Permitted Investments - (a) Investments existing on the Closing Date that are disclosed in Borrower’s financial statements; (b) (i) obligations issued or guaranteed by the United States of America or any agency thereof, (ii) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating) by a nationally recognized investment rating agency, (iii) certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (A) such bank has a combined capital and surplus of at least $500,000,000, or (B) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, and (iv) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof; (c) loans to employees not to exceed $25,000 in the aggregate outstanding at any time; (d) Securities purchased by Borrower which are to be packaged into a collateralized debt obligation, which is then sold to third party investors, and (e) other Investments made in the ordinary course of Borrower's business in accordance with the description of Borrower's business as disclosed in Borrower's filings with the Securities and Exchange Commission.

Permitted Liens - (a) Liens securing taxes, assessments or governmental charges or levies or the claims or demands of materialmen, mechanics, carriers, warehousemen, and other like persons not yet due; (b) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, social security and other like laws; (c) Liens related to Permitted Investments; and (d) Liens existing on the Closing Date and shown on Schedule 1.1(b) attached hereto and made part hereof.

Person - An individual, partnership, corporation, trust, unincorporated association or organization, joint venture, limited liability company or partnership, or any other entity.

Pledge Agreements - The Securities Account Pledge Agreement, of even date herewith, between the Borrower and the Agent; the Securities Account Pledge Agreement, of even date herewith, between Resource Capital Investor, Inc. and the Agent; and the Securities Account Pledge Agreement, of even date herewith, between Resource Capital Manager, Inc. and the Agent.

Prime Rate Loans - The portions of the Advances accruing interest at the Prime Rate.

Prime Rate - means the per annum rate of interest designated as the “Prime Rate,” as published in the “Money Rates” section of The Wall Street Journal on the applicable date (or the highest “Prime Rate” if more than one is published) as such rate may change from time to time. If The Wall Street Journal ceases to be published or goes on strike or is otherwise not published, Lenders may use a similar published prime or base rate.

Property - Any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Pro Rata Percentage - As to each Lender, the pro rata percentage set forth opposite each Lender’s name on Schedule A hereto.

Pro Rata Share - As to any Lender, at any time, such Lender’s Pro Rata Percentage of the outstanding principal balance of the Maximum Revolving Credit Amount.

Quarterly Compliance Certificate - Shall have the meaning set forth in Section 6.10.

Regulation D - Regulation D of the Board of Governors of the Federal Reserve System, comprising Part 204 of Title 12, Code of Federal Regulations, as amended, and any successor thereto.

Reimbursement Obligations - Collectively, Borrower's reimbursement obligation for any and all draws under Letters of Credit together with the obligation to pay L/C Fees.

Revolving Credit - Shall have the meaning set forth in Section 2.1(a).

Revolving Credit Loans - Shall have the meaning set forth in Section 2.1(a).

Revolving Credit Notes - Shall have the meaning set forth in Section 2.1(b).

Securities - Collectively, any obligation of an issuer or a share, participation, or other interest in an issuer, or in property or an enterprise of an issuer, which is, or is of a type, dealt in or traded on, financial markets, or which is recognized in any area in which it is issued or dealt in, as a medium for investment.

Securities Act - Securities Act of 1933, as amended.

Settlement Date - Shall have the meaning set forth in Section 2.3(b)(ii).

                        Senior Debt - All Indebtedness of Borrower, other than non-recourse debt and Subordinated Debt.

Subordinated Debt - Indebtedness of Borrower, subject to payment terms and subordination provisions acceptable to Agent in its sole discretion.

Subsidiary - With respect to any Person at any time, (i) any corporation more than fifty percent (50%) of whose voting stock is legally and beneficially owned directly or indirectly by such Person or owned by a corporation more than fifty percent (50%) of whose voting stock is legally and beneficially owned directly or indirectly by such Person (ii) any trust of which a majority of the beneficial interest is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person; and (iii) any partnership, joint venture, limited liability company or other entity of which ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at such time owned directly or indirectly, beneficially or of record, by, or which is otherwise controlled directly, indirectly or through one or more intermediaries by, such Person or one or more Subsidiaries of such Person.

1.2 Accounting Principles: Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP, to the extent applicable, except as otherwise expressly provided in this Agreement.

1.3 Construction: No doctrine of construction of ambiguities in agreements or instruments against the interests of the party controlling the drafting shall apply to any Loan Documents.

SECTION 2. THE LOANS

2.1 Revolving Credit.

a. i) Subject to the terms and conditions of this Agreement, each Lender hereby severally establishes for the benefit of Borrower a revolving credit facility (collectively, the “Revolving Credit”), which shall include Advances extended by Lenders to or for the benefit of Borrower from time to time hereunder as well as the Letter of Credit Amount on Letters of Credit issued for the account of Borrower (“Revolving Credit Loans”). The aggregate principal amount of all unpaid Advances shall not, at any time, exceed the Borrowing Base. Subject to such limitation, the outstanding balance of Advances may fluctuate from time to time, to be reduced by repayments made by Borrower, to be increased by future Advances which may be made by Lenders and, subject to the provisions of Section 8 hereof, shall be due and payable on the Revolving Credit Maturity Date.

If the aggregate principal amount of all unpaid Advances at any time exceeds the Borrowing Base (such excess is referenced to as “Overadvance”), Borrower shall, within five (5) Business Days after notice from Agent, (1) repay the Overadvance in full or (2) pledge to Lenders sufficient Collateral so that the aggregate principal amount of all unpaid Advances does not exceed the Borrowing Base.

(ii) Subject to the terms of this Agreement, each Lender severally agrees to lend to Borrower an amount equal to such Lender’s Pro Rata Percentage of the Advance requested by Borrower. The outstanding balance of Revolving Credit Loans of each Lender shall not exceed such Lender’s respective Pro Rata Share.

b. At Closing, Borrower shall execute and deliver a promissory note to each Lender for the total principal amount of such Lender’s initial Pro Rata Share (collectively, as may be amended, supplemented, replaced or restated from time to time, the “Revolving Credit Notes”). Each Revolving Credit Note shall evidence Borrower's absolute unconditional obligation to repay such Lender for all outstanding Advances owed to such Lender, with interest as herein and therein provided. Each and every Advance under the Revolving Credit shall be deemed evidenced by the Revolving Credit Notes, which are deemed incorporated herein by reference and made a part hereof.

c. The term of the Revolving Credit shall expire on the Maturity Date. On such date, unless having been sooner accelerated by Agent, all Obligations shall be due and payable in full, and after such date no further Advances shall be available from Lenders.

2.2 Letters of Credit:

a. As a part of the Revolving Credit and subject to its terms and conditions (including, without limitation, the Borrowing Base), Issuing Bank shall, on behalf of and for the benefit of all Lenders, make available the Letters of Credit. The Letter of Credit Amount shall not exceed, in the aggregate at any time, the L/C Sublimit. Notwithstanding the foregoing, all Letters of Credit shall be in form and substance reasonably satisfactory to Issuing Bank and Agent. No Letter of Credit shall have an expiry date later than the Maturity Date. Borrower shall execute and deliver to Issuing Bank all Letter of Credit Documents required by Issuing Bank for such purpose. Each Letter of Credit shall comply with the Letter of Credit Documents. Each Letter of Credit issued from time to time under the Revolving Credit which remains undrawn and the amounts of draws on Letters of Credit prior to payment as hereinafter set forth shall reduce, dollar for dollar, the amount available to be borrowed by Borrower under the Revolving Credit.

b. Immediately upon the issuance of any Letter of Credit, Issuing Bank is deemed to have granted to each other Lender, and each other Lender is hereby deemed to have acquired, an undivided participating interest (without recourse or warranty), in accordance with each such other Lender’s respective Pro Rata Percentage, in all of Issuing Bank’s rights and liabilities with respect to such Letter of Credit. Each Lender shall be absolutely and unconditionally obligated without deduction or setoff of any kind, to Issuing Bank, according to its Pro Rata Percentage, to reimburse Issuing Bank on demand for any amount paid pursuant to any draws made at any time (including, without limitation, following the commencement of any bankruptcy, reorganization, receivership, liquidation or dissolution proceeding with respect to Borrower) under any Letter of Credit.

c. Issuing Bank shall be immediately, absolutely, and unconditionally reimbursed, without offset or deduction of any kind, by Borrower for any draws made under a Letter of Credit. Such reimbursement shall be made, at the sole option of Agent, by either a cash payment by Borrower, by Lenders automatically making or having deemed made (without further request or approval of Borrower or Lenders), a cash Advance under the Revolving Credit or pursuant to repayment terms established by Agent (in its sole discretion) upon each draw. All cash Advances made by Agent which constitute a reimbursement to Issuing Bank for a draw under a Letter of Credit shall be repaid to Agent by Lenders, without deduction or setoff of any kind, in accordance with Section 2.3(b)(iii). All of Borrower's Reimbursement Obligations hereunder with respect to Letters of Credit shall apply unconditionally and absolutely to Letters of Credit issued hereunder on behalf of Borrower.

d. The obligation of Borrower to reimburse Issuing Bank for drawings made (or for cash Advances made to cover drawings made) under the Letters of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, the following circumstances:

(i) any lack of validity or enforceability of any Letter of Credit;

(ii) the existence of any claim, setoff, defense or other right that Borrower or any other Person may have at any time against a beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or transferee may be acting), Agent, Issuing Bank, any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction;

(iii) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) payment by Issuing Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document that does not comply with the terms of such Letter of Credit, unless Issuing Bank shall have acted with willful misconduct or gross negligence in issuing such payment;

(v) any other circumstances or happening whatsoever that is similar to any of the foregoing; or

(vi) the fact that a Default or Event of Default shall have occurred and be continuing.

Notwithstanding anything in this Agreement to the contrary, Borrower will not be liable for payment or performance with respect to a Letter of Credit that results from the gross negligence or willful misconduct of Issuing Bank, except (i) where Borrower actually recovers the proceeds for itself or Issuing Bank of any such payment made by Issuing Bank; or (ii) in cases where Agent makes payment to the named beneficiary of a Letter of Credit.

         e. If by reason of (i) any change after the Closing Date in applicable law, regulation, rule, decree or regulatory requirement or any change in the interpretation or application by any judicial or regulatory authority of any law, regulation, rule, decree or regulatory requirement or (ii) compliance by Issuing Bank or Lenders with any direction, reasonable request or requirement (whether or not having the force of law) of any governmental or monetary authority including, without limitation, Regulation D:

A. Issuing Bank or Lenders shall be subject to any tax or other levy or charge of any nature or to any variation thereof (except for changes in the rate of any tax on the net income of Issuing Bank or Lenders or its applicable lending office) or to any penalty with respect to the maintenance or fulfillment of its obligations under this Section 2.2, whether directly or by such being imposed on or suffered by Issuing Bank or Lenders; or

B. any reserve, deposit or similar requirement is or shall be applicable, imposed or modified in respect of any Letter of Credit issued by Issuing Bank;

and the result of the foregoing is to directly or indirectly increase the cost to Issuing Bank or any Lender of issuing, creating, making or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by Issuing Bank or any Lender, then and in any such case, Issuing Bank shall, after the additional cost is incurred or the amount received is reduced, notify Borrower and Borrower shall pay on demand such amounts as may be necessary to compensate Issuing Bank or any Lender for such additional cost or reduced receipt, together with interest on such amount from the date demanded until payment in full thereof at a rate per annum equal at all times to the applicable interest rate under the Revolving Credit. A certificate signed by an officer of Issuing Bank as to the amount of such increased cost or reduced receipt showing in reasonable detail the basis for the calculation thereof, submitted to Borrower by Issuing Bank shall, except for manifest error and absent written notice from Borrower to Issuing Bank within ten (10) days after receipt of notice, be final, conclusive and binding for all purposes.

f. i) In addition to amounts payable as elsewhere provided in this Section 2.2, without duplication, Borrower hereby agrees to protect, indemnify, pay and save Agent, Issuing Bank and each Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) which Agent, Issuing Bank and each Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of the Letters of Credit or (b) the failure of Issuing Bank to honor a drawing under any Letter of Credit as a result of any such act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions herein called “Government Acts”) in each case except for claims, demands, liabilities, damages, losses, costs, charges and expenses arising solely from acts or conduct of Issuing Bank constituting gross negligence or willful misconduct.

(ii) As between Borrower and Issuing Bank, Borrower assumes all risks of the acts and omissions of or misuse of the Letters of Credit issued by Issuing Bank by the respective beneficiaries of such Letters of Credit, except in the case of gross negligence or willful misconduct by Issuing Bank. In furtherance and not in limitation of the foregoing, Issuing Bank shall not be responsible: (A) for the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits there under or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) for failure of the beneficiary of any such Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (D) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they are in cipher; (E) for errors in interpretation of technical terms; (F) for any loss or delay in the transmission of any document or required in order to make a drawing under such Letter of Credit or of the proceeds thereof, unless caused by Lender's gross negligence or willful misconduct; (G) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (H) for any consequences arising from causes beyond the control of Issuing Bank, including, without limitation, any Government Acts. None of the above shall affect, impair or prevent the vesting of any of Issuing Bank's rights or powers hereunder.

(iii) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by Issuing Bank in connection with the Letters of Credit issued by it or the related certificates, if taken or omitted in good faith, shall not create any liability on the part of Issuing Bank to Borrower, unless such action or omission constitutes gross negligence or willful misconduct.

2.3 Advances, Conversions, Renewals and Payments:

a. Except to the extent otherwise set forth in this Agreement, all payments of principal and of interest on the Revolving Credit, Reimbursement Obligations, the L/C Fees, Expenses and all other fees, charges and any other Obligations of Borrower hereunder, shall be made to Agent at its main New Jersey banking office, 1701 Route 70 East, Cherry Hill, New Jersey 08034, in United States dollars, in immediately available funds. Alternatively, Agent, on behalf of all Lenders, shall, if Borrower has not made any payment on the due date of such payment, have the unconditional right and discretion (and Borrower hereby authorizes Agent) to make a cash Advance under the Revolving Credit to pay, and/or to charge Borrower's operating account with Agent or any Lender for, all of Borrower's Obligations as they become due from time to time under this Agreement including without limitation, interest, principal, fees and reimbursement of Expenses. Any payments received prior to 2:00 p.m. Eastern time on any Business Day shall be deemed received on such Business Day. Any payments (including any payment in full of the Obligations), received after 2:00 p.m. Eastern time on any Business Day shall be deemed received on the immediately following Business Day.

b. Cash Advances which may be made by Lenders from time to time under the Revolving Credit shall be made available for the use and benefit of Borrower by crediting such proceeds to Borrower's operating account with Agent as designated in the Borrowing Request.

(i) All cash Advances requested by Borrower under the Revolving Credit, must be in the minimum amount of One Hundred Thousand ($100,000) and integral multiples of One Hundred Thousand ($100,000) in excess thereof. All cash Advances that are Prime Rate Loans under the Revolving Credit must be requested by 11:00 A.M., Eastern time, on the date such cash Advance is to be made. All requests for a LIBOR Rate Loan are to be requested by 11:00 a.m. Eastern time, three (3) Business Days in advance of the requested LIBOR Rate Loan. Notwithstanding anything to the contrary set forth herein, there shall not be more than four (4) LIBOR Rate Loans outstanding at any one time. Borrower shall provide a Borrowing Base Certificate to Agent upon each request for an Advance. All requests for a cash Advance may be made either by telephone or in writing, provided that, all telephonic requests are to be confirmed by Borrower in writing on the same day pursuant to a Borrowing Request (and accompanied by a signed Borrowing Base Certificate), which shall set forth (x) the amount of the requested Advance, (y) the proposed date of borrowing, and (z) if a LIBOR Rate Loan, the requested LIBOR Interest Period, and further provided, that such written confirmation may be sent by facsimile transmission. No Lender shall be obligated, for any reason whatsoever, to advance or reimburse Agent for the share of any other Lender.

        (ii) A. Between each Settlement Date, (defined below) Agent, in its capacity as a Lender, shall have the discretion (without any duty or obligation regardless of any prior practice or procedures) to make all cash Advances for the account and on behalf of each Lender in accordance with each Lender’s Pro Rata Percentage. Periodically but not less frequently than once every week on the same day of each week, unless such day is not a Business Day, in which event such determination shall be made the next Business Day (“Settlement Date”), Agent shall make a determination of the appropriate dollar amount of each Lender’s Revolving Credit Loans based upon each such Lender’s Pro Rata Percentage of all then outstanding Revolving Credit Loans, which amounts shall be calculated as of the close of the Business Day immediately preceding each respective Settlement Date. Amounts of principal paid to Agent by Borrower from time to time, between Settlement Dates, shall be applied to the outstanding balance of Revolving Credit Loans made by Agent, as a Lender pursuant hereto, with the outstanding balance of Revolving Credit Loans made by each other Lender to be adjusted on the next Settlement Date. Interest shall accrue and each Lender shall be entitled to receive interest at the applicable rate only on the actual outstanding dollar amount of its respective outstanding Revolving Credit Loans without regard to a prospective settlement. On each Settlement Date, Agent shall then issue to each Lender a settlement schedule containing information with respect to the status of the Revolving Credit Loans and the relevant net positions of Lenders and the outstanding balances of their respective Revolving Credit Loans as of the close of the Business Day preceding such Settlement Date. Each settlement schedule shall show the net amount then owing by each Lender to Agent or by Agent to each such Lender based upon the aggregate cash Advances made and payments received since the most recent Settlement Date and settlement among Lenders and Agent shall be made in accordance with the direction of Agent no later than 11:00 A.M. Eastern time, on each Settlement Date. All remittances at any time among Lenders and Agent under this Agreement shall be made in immediately available funds by federal funds wire transfer. To the extent Agent is not reimbursed by any Lender on a Settlement Date in accordance with Agent’s direction, Borrower shall immediately repay Agent on demand the amount of any reimbursement not so made by any Lender.

B. Each Lender is absolutely and unconditionally obligated without setoff or deduction of any kind, to remit to Agent on the Settlement Date any amount showing to be owing to Agent by such Lender on the settlement schedule for such date. Agent shall also be entitled to recover any and all actual losses and damages (including without limitation, reasonable attorneys’ fees) from any party failing to remit payment on the Settlement Date in accordance with this Agreement. Agent may set off the obligations of such party under this paragraph against any distributions or payments of the Obligations, which such party would otherwise make available at any time.

        (iii) A.  In lieu of the procedure set forth in the preceding subparagraph (ii), Agent may provide Lenders with notice that Borrower has requested a cash Advance, on the same Business Day as such request, and request each Lender to provide Agent with such Lender’s Pro Rata Percentage of such requested cash Advance prior to Agent’s making such cash Advance. Upon receipt of such notice from Agent prior to 12:00 p.m., Eastern time, each Lender shall remit to Agent its respective Pro Rata Percentage of such requested cash Advance, prior to 1:00 P.M. Eastern time, on the Business Day Agent is scheduled to make such cash Advance in accordance with Section 2.3(b) hereof. Neither Agent nor any other Lender shall be obligated, for any reason whatsoever, to remit or advance the share of any other Lender. Agent shall not be required to make the full amount of the requested cash Advance unless and until it receives funds representing each other Lender’s Pro Rata Percentage of such requested cash Advance, but Agent shall advance to Borrower that portion of the requested cash Advance equal to the Pro Rata Percentages of such requested cash Advance which it has received from Lenders.

B. If Agent does not receive each other Lender’s Pro Rata Percentage of such requested cash Advance, and Agent elects, in its sole discretion, to make the requested cash Advance on behalf of Lenders or any of them, Agent shall be entitled to recover each Lender’s Pro Rata Percentage of each cash Advance together with interest at a per annum rate equal to the Federal Funds Rate during the period commencing on the date such cash Advance is made and ending on (but excluding) the date Agent recovers such amount. Each Lender is absolutely and unconditionally obligated, without deduction or setoff of any kind, to forward to Agent its Pro Rata Percentage of each cash Advance made pursuant to the terms of this Agreement. To the extent Agent is not reimbursed by such Lender, Borrower shall repay Agent immediately on demand, such amount. Agent shall also be entitled to recover any and all actual losses and damages (including, without limitation, reasonable attorneys’ fees) from any Lender failing to so advance upon demand of Agent. Agent may set off the obligations of a Lender under this paragraph against any distributions or payments of the Obligations, which Agent would otherwise make available to such Lender at any time.

(iv) To the extent and during the time period in which any Lender fails to provide or delays providing its respective payment to Agent pursuant to clause (ii) or (iii) above, such Lender’s percentage of all payments of the Obligations (but not its Pro Rata Percentage of future Advances required to be funded by such Lender) shall decrease to reflect the actual percentage which its actual outstanding Loans bears to the total outstanding Loans of all Lenders. During the time period in which any Lender fails to provide or delays providing its respective payment to Agent pursuant to clause (ii) or (iii) above, such Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the other Loan Documents. All amendments, waivers and other modifications of this Agreement and the Loan Documents may be made without regard to such Lender and, for purposes of the definition of Majority Lenders, such Lender shall be deemed not to be a Lender.

2.4 Interest:

a. The unpaid principal balance of Advances under the Revolving Credit shall bear interest, at Borrower's option, at the Prime Rate plus 1% or the LIBOR Rate, as indicated in the Borrowing Request. If no LIBOR Interest Period is designated in any Borrowing Request, the LIBOR Interest Period shall be deemed to be a one month period.

b. Changes in the interest rate applicable to Prime Rate Loans shall become effective on the same day that there is a change in the Prime Rate.

c. Interest on Prime Rate Loans shall be payable monthly, in arrears, on the first day of the calendar month next succeeding the Closing Date, on the first day of each calendar month thereafter, and on the Maturity Date. Interest on LIBOR Rate Loans shall be payable, in arrears, on the last day of each LIBOR Interest Period, and on the Maturity Date.

d. If prior to the first day of any LIBOR Interest Period, (i) any Lender shall have determined in good faith (which determination shall be conclusive and binding upon Borrower), that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such LIBOR Interest Period, or (ii) dollar deposits in the principal amounts of the LIBOR Rate Loans to which such LIBOR Interest Period is to be applicable, are not generally available in the London Interbank market, such Lender shall give facsimile or telephonic notice thereof to Agent and Borrower, as soon as practicable thereafter, and will also give prompt written notice to Borrower when such conditions no longer exist. If such notice is given (A) any LIBOR Rate Loans requested to be made on the first day of such LIBOR Interest Period shall be made as Prime Rate Loans, (B) any Loans that were to have been converted on the first day of such LIBOR Interest Period to, or continued as, LIBOR Rate Loans shall be converted to, or continued as, Prime Rate Loans, and (C) each outstanding LIBOR Rate Loan shall be converted on the last day of the then-current LIBOR Interest Period thereof, to Prime Rate Loans. Until such notice has been withdrawn by such Lender, no further LIBOR Rate Loans shall be made or continued as such, nor shall Borrower have the right to convert Prime Rate Loans to LIBOR Rate Loans.

e. Notwithstanding any other provision herein, if the adoption of or any change in any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for any Lender to make or maintain LIBOR Rate Loans as contemplated by this Agreement, (a) such Lender shall promptly give written notice of such circumstances to Agent and Borrower (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of Lender hereunder to make LIBOR Rate Loans, continue LIBOR Rate Loans as such and convert a Prime Rate Loan to LIBOR Rate Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for Lender to make or maintain LIBOR Rate Loans, Lender shall then have a commitment only to make a Prime Rate Loan when a LIBOR Rate Loan is requested and (c) Lender's Loans then outstanding as LIBOR Rate Loans, if any, shall be converted automatically to Prime Rate Loans on the respective last days of the then current LIBOR Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a LIBOR Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrower shall pay to Lender such amounts, if any, as may be required pursuant to Section 2.9(b).

2.5 Additional Interest Provisions:

a. Interest on the Loans shall be calculated on the basis of a year of three hundred sixty (360) days but charged for the actual number of days elapsed.

b. After the occurrence and during the continuance of an Event of Default hereunder, the per annum effective rates of interest on all outstanding principal under the Loans, shall be increased by three hundred (300) basis points (“Default Rate”). Borrower agrees that the Default Rate payable to Lenders is a reasonable estimate of Lenders' damages and is not a penalty.

c. All contractual rates of interest chargeable on outstanding principal under the Loans shall, as permitted by law, continue to accrue and be paid even after Default, an Event of Default, maturity, acceleration, judgment, bankruptcy, insolvency proceedings of any kind or the happening of any event or occurrence similar or dissimilar.

d. In no event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such court determines any Lender has charged or received interest hereunder in excess of the highest applicable rate, Lenders shall apply, in its sole discretion, and set off such excess interest received by Lenders against other Obligations due or to become due and such rate shall automatically be reduced to the maximum rate permitted by such law.

2.6 Fees:

a. There shall be an initial fee for the Loan of $250,000, which shall be paid by the Borrower to the Issuing Bank simultaneously with the execution of this Agreement.

b. Borrower shall pay to Agent, for the ratable benefit of each Lender in accordance with its respective Pro Rata Percentage, per annum letter of credit fees equal to the face amount of each Letter of Credit multiplied by 225 basis points, payable in equal quarterly installments in arrears, on the first day of each calendar quarter following the issuance of a Letter of Credit. On the date of issuance of a Letter of Credit, Borrower shall pay to Issuing Bank, for the sole account of Issuing Bank, a fronting fee equal to the greater of (i) twelve (12) basis points multiplied by the face amount of each Letter of Credit and (ii) Five Hundred Dollars ($500), together with all of Issuing Bank’s standard charges (including without limitation all cable and wire transfer charges) for the administration of each such Letter of Credit. All such fees are collectively, the “L/C Fees”.
c. Borrower shall unconditionally pay to Agent, for the ratable benefit of each Lender in accordance with its respective Pro Rata Percentage, a late charge equal to five percent (5%) of any and all payments of principal or interest on the Loans that are not paid within fifteen (15) days of the due date. Such late charge shall be due and payable regardless of whether Agent has accelerated the Obligations. Borrower agrees that any late fee payable to Lenders is a reasonable estimate of Lenders’ damages and is not a penalty.

d. All fees provided for in this Section 2.6 shall be based on a three hundred sixty (360) day year and charged for the actual number of days elapsed.

e. All fees shall be deemed fully earned when paid, shall be non-refundable and shall not be subject to refund or rebate.

2.7 Prepayments: Borrower may prepay the Revolving Credit in whole or in part at any time or from time to time, without penalty or premium, other than any breakage cost under Section 2.9(b) of this Agreement. Any prepayment shall be accompanied by all accrued and unpaid interest and breakage cost, if any.

2.8 Use of Proceeds: The extensions of credit under and proceeds of the Revolving Credit shall be used for working capital purposes, including interim funding of Permitted Investments.

2.9 Indemnity/Loss of Margin:

a. In the event that any present or future law, rule, regulation, treaty or official directive or the interpretation or application thereof by any central bank, monetary authority or governmental authority, or the compliance with any guideline or request of any central bank, monetary authority or governmental authority (whether or not having the force of law) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit, or other similar requirement with respect to deposits in or for the account of, or loans or advances or commitment to make loans or advances by, or letters of credit issued or commitment to issue letters of credit by a Lender and the result of any of the foregoing is to increase the costs of a Lender, reduce the income receivable by or return on equity of such Lender or impose any expense upon such Lender with respect to any advances or extensions of credit or commitments to make advances or extensions of credit under this Agreement, such Lender shall so notify Agent in writing. Within fifteen (15) days notice from Agent, Borrower agrees to pay such Lender the amount of such increase in cost, reduction in income, reduced return on equity or capital, or additional expense after presentation by such Lender of a statement concerning such increase in cost, reduction in income, reduced return on equity or capital, or additional expense. Such statement shall set forth a brief explanation of the amount and such Lender’s calculation of the amount (in determining such amount such Lender may use any reasonable averaging and attribution methods), which statement shall be conclusively deemed correct absent manifest error.

b. Borrower shall pay to each Lender, on the date of prepayment of a LIBOR Rate Loan, any loss or expense which each Lender may sustain or incur (other than through such Lender's gross negligence or willful misconduct) as a consequence of (a) default by Borrower in making a borrowing of, conversion into, or extension of, LIBOR Rate Loans after Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, and (b) the making of a prepayment of LIBOR Rate Loans on a day which is not the last day of a LIBOR Interest Period with respect thereto. With respect to LIBOR Rate Loans, such indemnification shall equal the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted, or extended, for the period from the date of such prepayment, or of such failure to borrow, convert, or extend to the last day of the applicable LIBOR Interest Period (or in the case of a failure to borrow, convert, or extend, the LIBOR Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such LIBOR Rate Loans provided for herein over (ii) the amount of interest (as reasonably determined by Agent) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. This covenant shall survive the termination of this Agreement, and the payment of the Obligations.

2.10 Capital Adequacy: If any present or future law, governmental rule, regulation, policy, guideline, directive or similar requirement (whether or not having the force of law) imposes, modifies, or deems applicable any capital adequacy, capital maintenance or similar requirement which affects the manner in which any Lender allocates capital resources to its commitments (including any commitments hereunder), and as a result thereof, in the reasonable opinion of such Lender, the rate of return on such Lender’s capital with regard to the Loans and/or its obligations hereunder is reduced to a level below that which such Lender could have achieved but for such circumstances taking into account such Lender’s policies regarding capital adequacy, then in such case, and within thirty (30) days of notice from Agent to Borrower, from time to time, Borrower shall pay such Lender such additional amount or amounts as shall compensate such Lender for such reduction in its rate of return. Such notice shall contain the statement of such Lender with regard to any such amount or amounts, which shall, in the absence of manifest error, be binding upon Borrower. In determining such amount, such Lender may use any reasonable method of averaging and attribution that it deems applicable.

2.11 Termination of Loans: This Agreement shall terminate, except for those provisions that expressly survive the terms hereof, on the later of : (1) repayment to Agent, Issuing Bank, and Lenders of all Obligations hereunder, or (2) the Maturity Date.

SECTION 3. COLLATERAL

3.1 Description: As security for the payment of the Obligations, and satisfaction by Borrower of all covenants and undertakings contained in this Agreement and the other Loan Documents, (i) the Borrower shall pledge to Issuing Bank, on behalf of itself and the Lenders, and grant a lien on and security interest in 408,290 shares of common stock of The Bancorp, Inc. (the “Bancorp Stock”); (ii) the Borrower shall cause its affiliates, Resource Capital Investor, Inc. and Resource Capital Manager, Inc. to pledge to Issuing Bank, on behalf of itself and the Lenders, and grant a lien on and security interest in 1,200,000 shares of common stock (1,100,000 shares and 100,000 shares, respectively) of Resource Capital Corp. (the “Resource Capital Stock” and together with the Bancorp Stock, the “Collateral”); and (iii) Resource Capital Investor, Inc. and Resource Capital Manager, Inc. shall each execute and deliver the Guaranty Agreements. The Borrower shall execute and deliver, and cause to be executed and delivered, the Pledge Agreements and shall cause the execution of the Control Agreements.

3.2 Other Actions: Borrower shall do anything further that may be reasonably required by Issuing Bank to secure Issuing Bank and effectuate the intentions and objects of this Agreement, including, without limitation, the execution and delivery of security agreements, contracts and any other documents required hereunder. At Issuing Bank's request, Borrower shall also immediately deliver (with execution by Borrower of all necessary documents or forms to reflect, implement or enforce the Liens described herein) to Issuing Bank all items of which Issuing Bank must receive possession to obtain a perfected security interest.

3.3 Filing Security Agreement: A carbon, photographic or other reproduction or other copy of this Agreement or of a financing statement is sufficient as and may be filed in lieu of a financing statement.

3.4 Power of Attorney: Each of the officers of Issuing Bank is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrower (without requiring any of them to act as such) with full power of substitution to do the following: (a) in the event Borrower fails or refuses to do so, execute in the name of Borrower any schedules, assignments, instruments, documents and statements that Borrower is obligated to give Issuing Bank hereunder or is necessary to perfect (or continue or evidence the perfection of such security interest or Lien) Issuing Bank's security interest or Lien in the Collateral; (b) during the continuance of an Event of Default, endorse the name of Borrower upon any and all checks, drafts, money orders and other instruments for the payment of monies that are payable to Borrower and constitute collections on such Borrower's Accounts or proceeds of other Collateral; and (c) during the continuance of an Event of Default, do such other and further acts in the name of Borrower that Issuing Bank may reasonably deem necessary or desirable to enforce any Account or other Collateral.

SECTION 4. CLOSING AND CONDITIONS PRECEDENT TO ADVANCES

Closing under this Agreement is subject to the following conditions precedent (all documents to be in form and substance satisfactory to Agent and Agent’s counsel):

4.1 Resolutions, Opinions, and Other Documents: Borrower shall have delivered or caused to be delivered to Agent and each Lender the following:

a. this Agreement and the Revolving Credit Notes, all properly executed;

b. each other Loan Document;

c. the Guaranty Agreements;

d. the Pledge Agreements;

e. the Control Agreements;

f. the original stock certificates of the Bancorp Stock, duly endorsed in blank for transfer, by the Borrower;

g. a letter of counsel to the Borrower addressed to the Agent under Rule 144 of the Securities Act, in form and substance acceptable to counsel to the Agent;

h. the registration statement dated May 24, 2006, filed with the United States Securities Exchange Commission, with respect to the Resource Capital Stock;

i. certified copies of (i) resolutions of the board of directors (or comparable governing body) of Borrower authorizing the execution of this Agreement, and the Revolving Credit Notes, to be issued hereunder and each other Loan Document; and (ii) Borrower's Articles or Certificate of Incorporation (as applicable) and By-laws, or other appropriate organizational documents;

j. an incumbency certificate for Borrower identifying all Authorized Officers, with specimen signatures;

k. a written opinion of Borrower's independent counsel addressed to Agent for the benefit of all Lenders and opinions of such other counsel as Agent deems necessary;

l. certification by the chief financial officer of Borrower that there has not occurred any material adverse change in the operations and condition (financial or otherwise) of Borrower since March 31, 2006;

m. payment by Borrower of all fees including, without limitation, any Expenses associated with Loans or Letters of Credit incurred to the Closing Date;

n. Uniform Commercial Code, judgment, federal and state tax lien searches against Borrower, at Borrower's expense, showing that the Property of Borrower is not subject to any Liens except for Permitted Liens, together with Good Standing and Corporate Tax Lien Search Certificates showing no Liens on Borrower's Property (other than Permitted Liens), and showing Borrower to be in good standing in its jurisdiction of organization and each other jurisdiction where the failure to be in good standing would have a Material Adverse Effect; and

o. Such other documents requested by Agent.

4.2 Absence of Certain Events: At the Closing Date, no Event of Default or Default hereunder shall have occurred and be continuing.

4.3 Warranties and Representations at Closing: The warranties and representations contained in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though made on and as of that date. Borrower shall not have taken any action or permitted any condition to exist, which would have been prohibited by any Section hereof.

4.4 Compliance with this Agreement: Borrower shall have performed and complied in all material respects, with all agreements, covenants and conditions contained herein including, without limitation, the provisions of Sections 6 and 7 hereof, which are required to be performed or complied with by Borrower before or at the Closing Date.

4.5 Closing: Subject to the conditions of this Section 4, the Revolving Credit shall be made available on the date (“Closing Date”) this Agreement is executed and all of the conditions contained in Section 4.1 hereof are completed (the “Closing”).

4.6 Non-Waiver of Rights: By completing the Closing hereunder, or by making advances hereunder, Agent and Lenders do not thereby waive a breach of any warranty or representation made by Borrower hereunder or any agreement, document, or instrument delivered to Agent or any Lender, or otherwise referred to herein, and any claims and rights of

Agent or any Lender resulting from any breach or misrepresentation by Borrower, or any of them, are specifically reserved by Agent and Lenders.

4.7 Conditions to Advances: Each request by Borrower for an Advance under the Revolving Credit in any form following the Closing Date and any request for a Letter of Credit shall constitute an automatic representation and warranty, the truth and accuracy of such representation and warranty of which shall be a further condition to the funding of each Advance, by Borrower to the effect that (without waiving, impairing or limiting the rights of Agent and Lenders under Section 8 below):

a. There has not occurred any event or occurrence since the date of delivery of Borrower's most recent financial statements, which has resulted in, or has had, a Material Adverse Effect.

b. No Event of Default or Default then exists;

c. Each Advance is within and complies with the terms and conditions of this Agreement including without limitation the notice provisions contained in Section 2.3 hereof; and

d. Each representation and warranty set forth in this Agreement is then true and correct in all material respects; provided that Borrower may update all Schedules and prepare additional Schedules so that all such Schedules and the representations and warranties, taken together, accurately reflect the state of Borrower's affairs as of the date of a request for an Advance by giving written notice thereof to Agent, and further provided that such updated and additional Schedules do not reflect events or conditions which constitute violations of Section 6 or 7 hereof or otherwise reflect material adverse developments.

SECTION 5. REPRESENTATIONS AND WARRANTIES

To induce Agent, Lenders and Issuing Bank to complete the Closing, and make the initial Advances under the Revolving Credit to Borrower, Borrower warrants and represents to Agent, Lenders and Issuing Bank that:

5.1 Organization and Validity:

a. Borrower is a corporation duly organized, and validly existing under the laws of the State of Delaware, is duly qualified, is validly existing and in good standing and has lawful power and authority to engage in the business it conducts in each state where the nature and extent of its business requires qualification, except where the failure to so qualify will not have a Material Adverse Effect. A list of all states and other jurisdictions where Borrower is qualified to do business is attached hereto as shown on Schedule 5.1, attached hereto and made a part hereof.

b. The making and performance of this Agreement and the other Loan Documents will not violate or result in a default (immediately or with the passage of time) under any law, government rule or regulation, or the charter, minutes, bylaw provisions, or operating agreement of Borrower, or any material contract, agreement or instrument to which Borrower is a party, or by which it is bound. Borrower is not in violation of and has not knowingly caused any Person to violate any term of any material agreement or instrument to which it or such Person is a party or by which it may be bound or of its charter, minutes, bylaws, trust agreement, or operating agreement.

c. Borrower has all requisite power and authority to enter into and perform this Agreement and to incur the obligations herein provided for, and has taken all proper and necessary action to authorize the execution, delivery and performance of this Agreement, the Loan Documents and the documents and related agreements required hereby.

d. This Agreement, the Loan Documents and all related agreements and documents required to be executed and delivered by Borrower hereunder, when delivered, will be valid and binding upon Borrower, and enforceable in accordance with their respective terms subject to bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally.

5.2 Places of Business: The only places of business of Borrower, and the places where Borrower keeps and intends to keep its Property and records concerning its Property, are at the addresses shown on Schedule 5.2 attached hereto and made a part hereof.

5.3 Pending Litigation: There are no judgments or judicial or administrative orders, proceedings, litigation or investigations (civil or criminal) pending, or to Borrower's knowledge, threatened, against Borrower in any court or before any governmental authority or arbitration board or tribunal except as shown on Schedule 5.3, attached hereto and made a part hereof, none of which are likely to have a Material Adverse Effect. Borrower is not in default with respect to any order of any court, governmental authority, regulatory agency or arbitration board or tribunal. Neither Borrower nor any executive officer of Borrower has been indicted or convicted in connection with or is engaging in any criminal conduct, or is currently subject to any lawsuit or proceeding or, to Borrower's knowledge, under investigation in connection with any anti-racketeering or criminal conduct or activity.

5.4 Title to Properties: Borrower has good and marketable title (except with respect to its leasehold interests in real property) to all of its Property free from Liens, and free from the claims of any other Person, except for Permitted Liens.

5.5 Consent: No consent, approval or authorization of, or filing, registration, or qualification with, any Governmental Authority or any other Person on the part of Borrower is necessary or required in connection with Borrower's execution, delivery, and performance of this Agreement or the other Loan Documents.

5.6 Taxes: All tax returns required to be filed by Borrower in any jurisdiction have in fact been filed, and all taxes, assessments, fees and other governmental charges upon Borrower, or upon any of its Property, income or franchises, which are shown to be due and payable on such returns have been paid, except for those taxes being contested in good faith with due diligence by appropriate proceedings for which appropriate reserves have been maintained under GAAP. Borrower is not aware of any proposed additional tax assessment or tax to be assessed against or applicable to Borrower that would be reasonably likely to have a Material Adverse Effect.

5.7 Financial Statements: Borrower's audited financial statements for the year ended December 31, 2005, and the related income statement and statement of cash flow as of such date (complete copies of which have been delivered to Agent), have been prepared in accordance with GAAP and present fairly, the financial position of Borrower as of such date and the results of its opera-tions for such period. Borrower's fiscal year ends on September 30 of each calendar year. Borrower's federal tax identification number and state organizational identification number are as shown on Schedule 5.7, attached hereto and made a part hereof.

5.8 Full Disclosure: Neither the financial statements referred to in Section 4.7 and Section 5.7, nor this Agreement nor any other Loan Document or any written reports or certificates, or other financial statements or reports furnished by Borrower to Agent or any Lender in connection with the negotiation of the Loans or this Agreement or contained in any financial statements or documents relating to Borrower, as of the time they were furnished, contained any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading; provided that, with respect to projected financial information, Borrower represents and warrants only that such information represents Borrower's expectations regarding future performance based upon historical information and reasonable assumptions, it being understood, however, that actual results may differ from the projected results described in the financial projections. There is no fact known to Borrower, which has not been disclosed in writing to Agent, which has or could have a Material Adverse Effect.

5.9 Subsidiaries: Borrower has no Subsidiaries or Affiliates, except as shown on Schedule 5.9 attached hereto and made a part hereof.

5.10 Guarantees, Contracts, etc.:

a. Borrower does not own, or hold any Investments, in any Person except Permitted Investments.

b. Borrower is not a party to any contract or agreement, or subject to any charter or other corporate restriction, which has or could have a Material Adverse Effect.

c. Except as otherwise specifically provided in this Agreement, Borrower has not agreed or consented to cause or permit any of its Property whether now owned or hereafter acquired to be subject in the future (upon the happening of a contingency or otherwise) to a Lien not permitted by this Agreement.

5.11 Government Regulations, etc.:

a. The use of the proceeds of the Revolving Credit and Borrower's issuance of the Revolving Credit Notes, will not directly or indirectly violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or Regulations U, T, and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. Borrower does not own nor intend to carry or purchase any “margin stock” within the meaning of said Regulation U.

b. Borrower has obtained all licenses, permits, franchises or other governmental authorizations necessary for the ownership of its Property and for the conduct of its business, except those which, if not obtained, would have or could have a Material Adverse Effect.

c. As of the date hereof, no employee benefit plan (“Pension Plan”), as defined in Section 3(2) of ERISA, maintained by Borrower or under which Borrower could have any liability under ERISA (i) has failed to meet the minimum funding standards established in Section 302 of ERISA; (ii) has failed to comply with all applicable requirements of ERISA and of the Internal Revenue Code, including all applicable rulings and regulations there under; (iii) has engaged in or been involved in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code which would subject Borrower to any liability; or (iv) has been terminated if such termination would subject Borrower to any liability. Borrower has not assumed, or received notice of a claim asserted against Borrower for, withdrawal liability (as defined in Section 4207 of ERISA) with respect to any multi- employer pension plan and is not a member of any Controlled Group (as defined in ERISA). Borrower has timely made all contributions when due with respect to any multi-employer pension plan in which it participates and no event has occurred triggering a claim against Borrower for withdrawal liability with respect to any multi-employer pension plan in which Borrower participates. All Pension Plans and multi-employer pension plans to which Borrower participates are shown on Schedule 5.11, attached hereto and made a part hereof.

d. Borrower is not in violation of, and has not received written notice that, it is in violation of, or has knowingly caused any Person to violate any applicable statute, regulation or ordinance of the United States of America, or of any state, city, town, municipality, county or of any other jurisdiction, or of any agency, or department thereof, (including without limitation, security laws and regulations).

5.12 Names:

a. Borrower has not conducted business under or used any other name (whether corporate or assumed) except for the names shown on Schedule 5.12(a), attached hereto and made a part hereof. Borrower is the sole owner of all names shown on such Schedule 5.12(a) and any and all business done and all invoices issued in such trade names are Borrower's sales, business and invoices. Each trade name of Borrower represents a division or trading style of Borrower and not a separate corporate subsidiary or affiliate or independent entity.

b. All registered trademarks, patents or copyrights, or such as to which applications for registration have been submitted, which any Borrower uses, plans to use or has a right to use are shown on Schedule 5.12(b), attached hereto and made a part hereof. Borrower is the sole owner of such intellectual Property except to the extent any other Person has claims or rights in such Property, as such claims and rights are described on Schedule 5.12(b). Borrower is not in violation of any rights of any other Person with respect to such intellectual Property.

5.13 Other Associations: Borrower is not engaged, and has no interest in, any joint venture or partnership with any other Person except as shown on Schedule 5.13, attached hereto and made a part hereof.

5.14 Regulation O: No director, executive officer, and to Borrower's knowledge, no principal shareholder or equity holder of Borrower is a director, executive officer, or principal shareholder of any Lender. For the purposes hereof the terms “director” (when used with reference to a Lender), “executive officer” and “principal shareholder” have the respective meanings assigned thereto in Regulation O issued by the Board of Governors of the Federal Reserve System.

5.15 Solvency: Borrower is solvent, able to pay its debts as they become due, and has capital sufficient to carry on its business and all businesses in which it is about to engage, and now owns Property having a value both at fair valuation and at present fair salable value greater than the amount required to pay its debts. Borrower will not be rendered insolvent by the execution and delivery of this Agreement, or any of the other documents executed in connection with this Agreement, or the Acquisition, or by performance of the transactions contemplated hereunder or thereunder or thereby.

5.16 Investment Company: Borrower is not (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, (b) a “holding company” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (c) subject to any other law which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Loan Agreement or the other Loan Documents or to perform its obligations hereunder or thereunder.

5.17 Anti-Terrorism Laws:

a. General. Neither Borrower nor any Subsidiary of Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

b. Executive Order No. 13224. Neither Borrower nor any Subsidiary of Borrower, or to Borrower's knowledge, any of its respective agents acting or benefiting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii) a Person with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(v) a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

(vi) a Person who is affiliated with a Person listed above.

5.18 Bancorp Stock: Borrower acquired the shares of Bancorp Stock on the dates and in the amounts set forth on Schedule 5.18, attached hereto and made a part hereof. All such shares of Bancorp Stock are restricted securities under Rule 144 of the Securities Act. The one year holding period, as defined in Rule 144(d) of the Securities Act, as to 323,286 shares of Bancorp Stock as set forth on Schedule 5.18 has elapsed, and, as to 85,004 shares of Bancorp Stock as set forth on Schedule 5.18, will elapse on September 19, 2006. The Agent, as pledgee of the Bancorp Stock, can sell such Bancorp Stock pursuant to Rule 144 of the Securities Act. The two year holding period, as defined in Rule 144(k) of the Securities Act, as to 182,500 shares of Bancorp Stock, has elapsed, as to 140,786 shares of Bancorp Stock, will elapse on July 14, 2006, and as to 85,004 shares of Bancorp Stock, will elapse on September 19, 2007.

Borrower has all requisite power and authority to pledge the Bancorp Stock as collateral for the Obligations.

SECTION 6. AFFIRMATIVE COVENANTS

Borrower covenants that until all of the Obligations to Agent, Lenders and Issuing Bank are paid and satisfied in full and the Revolving Credit and Letters of Credit have been terminated:

6.1 Payment of Taxes and Claims: Borrower shall pay, before they become delinquent, (a) all taxes, assessments and governmental charges or levies imposed upon it or its Property, and (b) all claims or demands of material men, mechanics, carriers, warehousemen, landlords and other Persons entitled to the benefit of statutory or common law Liens, which, in either case, if unpaid, would result in the imposition of a Lien upon its Property; provided, however, that Borrower shall not be required to pay any such tax, assessment, charge, levy, claim or demand if the amount, applicability or validity thereof shall at the time be contested in good faith and by appropriate proceedings by Borrower, and if Borrower shall have set aside on its books adequate reserves in respect thereof, in accordance with GAAP; which deferment of payment is permissible so long as no Lien other than a Permitted Lien has been entered and Borrower's title to, and its right to use, its Property are not materially ad-versely affected thereby.

6.2 Maintenance of Properties and Corporate Existence:

a. Property: Borrower shall maintain its Property in good condition and make all renewals, replacements, additions, betterments and improvements thereto in the ordinary course of business, as Borrower deems reasonably necessary in good faith in the exercise of its business judgment, and will pay and discharge when due the cost of repairs and maintenance to its Property.

b. Property Insurance, Environmental Insurance, Public and Products Liability Insurance: Borrower shall maintain insurance (i) on all insurable tangible Property against fire, flood, casualty and such other hazards (including, without limitation, extended coverage, workmen's compensation, boiler and machinery, with inflation coverage by endorsement) and (ii) against public liability, product liability and business interruption, in each case in such amounts, with such deductibles and with such insurers as are customarily used by companies operating in the same industry as Borrower. At or prior to Closing, Borrower shall furnish Agent with duplicate original policies of insurance or such other evidence of insurance as Agent may require. In the event Borrower fails to procure or cause to be procured any such insurance or to timely pay or cause to be paid the premium(s) on any such insurance, Agent may do so for Borrower, but Borrower shall continue to be liable for the same. Borrower further covenants that all insurance premiums owing under its current policies have been paid. Borrower shall notify Agent, immediately, upon Borrower's receipt of a notice of termination, cancellation, or non-renewal from its insurance company of any such policy

c. Financial Records: Borrower shall keep current and accurate books of records and accounts in which full and correct entries will be made of all of its business transactions, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP. Borrower shall not change its fiscal year end date.

d. Corporate Existence and Rights: Borrower shall do (or cause to be done) all things necessary to preserve and keep in full force and effect its existence, good standing in all jurisdictions where its failure to be in good standing might result in a Material Adverse Effect, and all of its rights, licenses and franchises, the absence of which might result in a Material Adverse Effect.

e. Compliance with Laws: Borrower shall (i) be in compliance with any and all laws, ordinances, governmental rules and regulations, and court or administrative orders or decrees to which it is subject, whether federal, state or local, (including without limitation, securities laws, statutes, ordinances, rules, regulations and notices); (ii) obtain and maintain any and all licenses, permits, franchises or other governmental authorizations necessary to the ownership of its Property or to the conduct of its business, which violation or failure to obtain or maintain causes or might cause a Material Adverse Effect. Borrower shall timely satisfy all assessments, fines, costs and penalties imposed by any governmental body against Borrower or any Property of Borrower.

6.3 Business Conducted: Borrower shall continue in the business presently operated by it using its best efforts to maintain its customers and goodwill. Borrower shall not engage, directly or indirectly, in any material respect in any line of business substantially different from the business conducted by Borrower immediately prior to the Closing Date, unless such line of business is reasonably related to such business so conducted prior to the Closing Date.

6.4 Litigation: Borrower shall give prompt notice to Agent of (a) the commencement against Borrower of any litigation claiming from Borrower more than Two Hundred Fifty Thousand Dollars ($250,000) in excess of any available insurance coverage Borrower may have for such claim, and (b) any other claims made against Borrower, or investigations or proceedings commenced against Borrower, the existence of which or adverse disposition of which might have a Material Adverse Effect.

6.5 Taxes: Borrower shall pay all taxes (other than taxes based upon or measured by any Lender's income or revenues or any personal property tax), if any, in connection with the issuance of the Revolving Credit Notes and the recording of any lien documents. The obligations of Borrower hereunder shall survive the payment of Borrower's Obligations hereunder and the termination of this Agreement

6.6 Bank Accounts: Borrower shall maintain its principal depository and disbursement account(s) with Agent.

6.7 Employee Benefit Plans: Borrower will (a) fund all its Pension Plan(s) in a manner that will satisfy the minimum funding standards of Section 302 of ERISA, or will promptly satisfy any accumulated funding deficiency that arises under Section 302 of ERISA, (b) furnish Agent, promptly upon Agent’s request of the same, with copies of all reports or other statements filed with the United States Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”) or the IRS, with respect to all Pension Plan(s), or which Borrower, or any member of a Controlled Group, may receive from the United States Department of Labor, the IRS or the PBGC, with respect to all such Pension Plan(s), and (c) promptly advise Agent of the occurrence of any reportable event (as defined in Section 4043 of ERISA, other than a reportable event for which the thirty (30) day notice requirement has been waived by the PBGC) or prohibited transaction (under Section 406 of ERISA or Section 4975 of the Internal Revenue Code) with respect to any such Pension Plan(s) and the action which Borrower propose to take with respect thereto. Borrower will make all contributions when due with respect to any multi-employer pension plan in which it participates and will promptly advise Agent (i) upon its receipt of notice of the assertion against it of a claim for withdrawal liability, (ii) upon the occurrence of any event which to the best of Borrower's knowledge, would trigger the assertion of a claim for withdrawal liability against any Borrower, and (iii) upon the occurrence of any event which, to the best of Borrower's knowledge, would place Borrower in a Controlled Group as a result of which any member (including Borrower) thereof may be subject to a claim for withdrawal liability, whether liquidated or contingent.

6.8 Financial Covenants: Borrower shall maintain and comply with the following financial covenants:

a. Net Worth: Borrower shall maintain a minimum Net Worth of not less than $150,000,000.

b. Senior Debt to Net Worth: Borrower shall maintain a Senior Debt to Net Worth Ratio of not greater than 2.0.

6.9 Financial and Business Information: Borrower shall deliver to Agent and each Lender the following:

a. Financial Statements: such data, reports, statements and information, financial or otherwise, as Agent may reasonably request, including, without limitation:

(i) within one hundred and twenty (120) days after the end of each fiscal year of Borrower, consolidated financial statements of Borrower and each of its Subsidiaries for such year on a consolidated and consolidating basis, eliminating inter-company transactions, including the balance sheet as at the end of such fiscal year and a statement of cash flows and income statement for such fiscal year, setting forth in the consolidated statements in comparative form, the corresponding figures as at the end of and for the previous fiscal year, all in reasonable detail, including all supporting schedules, and audited and certified on an unqualified basis by independent public accountants of recognized standing, selected by Borrower and reasonably satisfactory to Agent, to have been prepared in accordance with GAAP and such independent public accountants shall also unqualifiedly certify that in making the examinations necessary to their certification mentioned above they have reviewed the terms of this Agreement and the accounts and conditions of Borrower during the accounting period covered by the certificate and that such review did not disclose the existence of any condition or event which constitutes a Default or an Event of Default (or if such conditions or events existed, describing them) together with copies of any management letters provided by such accountants to management of Borrower;

(ii) within forty-five (45) days after the end of each calendar quarter, the consolidated and consolidating income and cash flow statements of Borrower and its Subsidiaries for such quarter and for the expired portion of the fiscal year ending with the end of such quarter, setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year, and the consolidated and consolidating balance sheet of Borrower and its Subsidiaries as at the end of such quarter, setting forth in comparative form the corresponding figures as at the end of the corresponding periods of the previous fiscal year, all in reasonable detail and certified by Borrower's chief financial officer to have been prepared from the books and records of Borrower; and

(iii) together with the annual financial statements required under clause (a)(i) above, Borrower's annual financial statement projections for the upcoming fiscal year, including the projected income statements and balance sheets of Borrower and its Subsidiaries on a quarter-by-quarter basis.

b. Borrowing Base Certificate: with each requested Advance, and monthly, not later than fifteen (15) days following each month-end, a signed borrowing base certificate in the form of Exhibit “C” attached hereto and made a part hereof (“Borrowing Base Certificate”);

c. Notice of Event of Default: promptly upon becoming aware of the existence of any condition or event which constitutes an Event of Default or Default under thisAgreement, a written notice specifying the nature and period of existence thereof and what action Borrower is taking (and proposes to take) with respect thereto;

d. Notice of Claimed Default: promptly upon receipt by Borrower, a copy of any notice of default, oral or written, given to Borrower, or any of them, by any creditor for Indebtedness for borrowed money, otherwise holding long term Indebtedness of Borrower, or any of them, in excess of Two Hundred Fifty Thousand Dollars ($250,000); and

e. Securities and Other Reports: if Borrower shall be required to file reports with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, promptly upon its becoming available, one copy of each financial statement, report, notice or proxy statement sent by Borrower to stockholders generally, and, a copy of each regular or periodic report, and any registration statement, or prospectus in respect thereof, filed by Borrower with any securities exchange or with federal or state securities and exchange commissions or any successor agency.

6.10 Officers' Certificates: Along with the financial statements delivered to Agent at the end of each fiscal quarter pursuant to Section 6.9(a)(ii) hereof and the annual financial statements delivered pursuant to Section 6.9(a)(i) hereof, Borrower shall deliver to Agent a certificate (“Quarterly Compliance Certificate”) (in the form of Exhibit “D” attached hereto and made part hereof) from an Authorized Officer of Borrower (and as to certificates accompanying the annual financial statements of Borrower, also certified by Borrower’s independent certified public accountant) setting forth:

a. Event of Default - that the signer has reviewed the terms of this Agreement, and has made (or caused to be made under his/her supervision) a review of the transactions and conditions of Borrower from the beginning of the accounting period covered by the financial statements being delivered therewith to the date of the certificate, and that such review has not disclosed the existence during such period of any condition or event which constitutes a Default or an Event of Default or, if any such condition or event exists, specifying the nature and period of existence thereof and what action Borrower has taken or proposes to take with respect thereto.

b. Covenant Compliance - the information (including detailed calculations) required in order to establish that Borrower is in compliance with the requirements of Section 6.8 of this Agreement, as of the end of the period covered by the financial statements delivered.

6.11 Inspection: Borrower will permit any of Agent’s officers or other representatives to visit and inspect any of the locations of Borrower at any time during normal business hours to examine and audit all of Borrower's books of account, records, reports and other papers, to make copies and extracts there from and to discuss its affairs, finances and accounts with its officers, employees and independent certified public accountants. Borrower hereby irrevocably authorizes and directs all such accountants and auditors to exhibit and deliver to Agent copies of any and all of such Borrower's financial statements, or other accounting records of any sort, in the accountant’s or auditor’s possession. All such inspections shall, during the continuance of an Event of Default, be at Borrower's expense at the standard rates charged by Agent for such activities (plus Agent’s reasonable out-of-pocket expenses).

6.12 Information to Participant: Each Lender may divulge to any participant, co-lender or assignee or prospective participant, co-lender or assignee it is permitted to obtain in the Loans, or any portion thereof, all information, and furnish to such Person copies of any reports, financial statements, certificates, and documents obtained under any provision of this Agreement, or related agreements and documents provided that such Person agrees to such confidentiality provisions as may be reasonably satisfactory to Borrower and Agent.

6.13 Name Changes, Places of Business: Borrower shall give thirty (30) days prior written notice to Agent of any name change or change in the location of any of its respective places of business or the establishment of any new, or the discontinuance of any existing place of business.

6.14 Bancorp Stock: Borrower shall deliver, or cause to be delivered, to Agent, not later than five (5) days from the date of filing with the United States Securities and Exchange Commission, each updated prospectus for the Bancorp Stock.  Borrower shall remain an Affiliate (as defined in Rule 144 of the Securities Act) of the Bancorp at all times during the term of this Agreement.

SECTION 7. NEGATIVE COVENANTS:

Borrower covenants that until all of the Obligations to Agent, Lenders and Issuing Bank are paid and satisfied in full and the Revolving Credit, including the Letters of Credit have been terminated, that:

7.1 Merger, Consolidation, Dissolution or Liquidation:

a. Borrower shall not engage in any Asset Sale, other than liquidation or sale of Securities in the ordinary course of Borrower's business.

b. Borrower shall not merge or consolidate with any other Person, or commence a dissolution or liquidation.

7.2 Loans and Investments: Borrower shall not make any Investments in any Person, other than Permitted Investments.

7.3 Liens and Encumbrances: Borrower shall not cause or permit or agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise), the Collateral whether now owned or hereafter acquired, to be subject to a Lien or be subject to any claim, except for Permitted Liens.

7.4 Guarantees: Except for the endorsement in the ordinary course of business of negotiable instruments for deposit or collection, and for Permitted Indebtedness, Borrower shall not become or be liable, directly or indirectly, primary or secondary, matured or contingent, in any manner, whether as guarantor, surety, accommodation maker, or otherwise, for the existing or future Indebtedness of any kind of any Person, other than its Subsidiaries.

7.5 Use of Lenders’ Name: Borrower shall not use any Lender’s name (or the name of any of any Lender’s Affiliates) or Agent’s name in connection with any of its business, operations except to identify the existence of the Revolving Credit and the names of Lenders and Agent in the ordinary course of Borrower's business. Nothing herein contained is intended to permit or authorize Borrower to make any commitment or contract on behalf of any Lender or Agent.

7.6 Miscellaneous Covenants:

a. Borrower shall not become or be a party to any contract or agreement which at the time of becoming a party to such contract or agreement materially impairs Borrower's ability to perform under this Agreement, or under any other instru-ment, agreement or document to which Borrower is a party or by which it is or may be bound.

b. Borrower shall not carry or purchase any “margin stock” within the meaning of Regulations U, T or X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.

SECTION 8. DEFAULT

8.1 Events of Default: Each of the following events shall constitute an event of default (“Event of Default”):

a. Payments - if Borrower fails to make any payment on account of the Obligations, whether principal, interest, or any fees within ten (10) days of the due date of such payment or fails to immediately reimburse Issuing Bank for any draw under any Letter of Credit; or

b. Other Charges - if Borrower fails to pay any other charges, Expenses or other monetary obligations owing to any Lender, Issuing Bank or Agent arising out of or incurred in connection with this Agreement within ten (10) days after notice that such payment was not made when due or demanded, as applicable; or

c. Covenant Defaults - if Borrower fails to perform, comply with or observe any covenant or undertaking contained in this Agreement and (other than with respect to the covenants contained in Sections 7 and 8.1 for which no cure period shall exist), such failure continues for fifteen (15) days after the occurrence thereof; provided, however, if such default is capable of being cured, it shall not constitute an Event of Default if corrective action is instituted by the Borrower within fifteen (15) days of the default and diligently pursued until the default is cured, and such default is cured within thirty (30) days of the default; or

d. Financial Information - if any statement, report, financial statement, or certificate made or delivered at any time by Borrower, or any of its officers, employees or agents, to Agent or any Lender is not true and correct, in all material respects, when made; or

e. Warranties or Representations - if any warranty, representation or other statement by or on behalf of Borrower contained in or pursuant to this Agreement, or in any document, agreement or instrument furnished in compliance with, relating to, or in reference to this Agreement, is false, erroneous, or misleading in any material respect when made or deemed made; or

f. Agreements with Others - (i) if Borrower shall default beyond any grace period in payment of principal or interest of any Indebtedness of Borrower in excess of $250,000 in the aggregate, or (ii) if Borrower otherwise defaults under the terms of any such Indebtedness, if the effect of such default is to enable the holder of such Indebtedness to accelerate the payment of Borrower's obligations, which are the subject thereof, prior to the maturity date or prior to the regularly scheduled date of payment;

g. Other Agreements with Lenders - if Borrower breaches or violates the terms of, or if a default or an Event of Default, occurs under, any other existing or future agreement (related or unrelated) between Borrower or among Borrower or Agent, Issuing Bank or any Lender or all Lenders (subject to any applicable grace or cure period which may be contained in such other agreement); or

h. Judgments - if any final judgment for the payment of money in excess of $250,000 in the aggregate (i) which is not fully and unconditionally covered by insurance or (ii) for which Borrower has not established a cash or cash equivalent reserve in the full amount of such judgment, shall be rendered by a court of record against Borrower and such judgment shall continue unsatisfied and in effect for a period of sixty (60) consecutive days without being vacated, discharged, satisfied or bonded pending appeal; or

i. Assignment for Benefit of Creditors, etc. - if Borrower makes or proposes an assignment for the benefit of creditors generally, offers a composition or extension to creditors, or makes or sends notice of an intended bulk sale of any business or assets now or hereafter owned or conducted by Borrower; or

j. Bankruptcy, Dissolution, etc. - upon the commencement of any action for the dissolution or liquidation of Borrower, or the commencement of any case or proceeding for reorganization or liquidation of Borrower, or any of its, debts under the Bankruptcy Code or any other state or federal law, now or hereafter enacted for the relief of debtors, whether instituted by or against such Borrower; provided however, that Borrower shall have sixty (60) days to obtain the dismissal or discharge of any involuntary proceeding filed against it, it being understood that during such sixty (60) day period, no Lender shall be obligated to make Advances hereunder and Agent may seek adequate protection in any bankruptcy proceeding; or

k. Receiver - upon the appointment of a receiver, liquidator, custodian, trustee or similar official or fiduciary for Borrower, or for Borrower's Property; or

l. Execution Process, Seizure, etc. - the issuance of any execution or distraint process against any Property of Borrower; or

m. Termination of Business - if Borrower ceases any material portion of its business operations as presently conducted; or

n. Pension Benefits, etc. - if Borrower fails to comply with ERISA, so that proceedings are commenced to appoint a trustee under ERISA to administer Borrower's employee plans or the Pension Benefit Guaranty Corporation institutes proceedings to appoint a trustee to administer such plan(s), or to permit the entry of a Lien to secure any deficiency or claim or a “reportable event” as defined under ERISA occurs; or

o. Investigations - any indication or evidence received by Agent that reasonably leads it to believe Borrower may have directly or indirectly been engaged in any type of activity which, would be reasonably likely to result in the forfeiture of any material property of Borrower to any governmental entity, federal, state or local; or

p. Default Under Pledge Agreements or Control Agreements - if any event of default occurs pursuant to the Pledge Agreements or the Control Agreements; or

q. Default Under Guaranty Agreements - if any event of default occurs pursuant to the Guaranty Agreements, the Guaranty Agreements are no longer enforceable, or either of the Guarantors claims the Guaranty Agreement to which it is a party is not binding upon such Guarantor.

8.2 Cure: Nothing contained in this Agreement or the Loan Documents shall be deemed to compel Agent, Issuing Bank and/or Lenders to accept a cure of any Event of Default hereunder.

8.3 Rights and Remedies on Default:

a. In addition to all other rights, options and remedies granted or available to Agent or Lenders under this Agreement or the Loan Documents, or otherwise available at law or in equity, upon or at any time after the occurrence and during the continuance of a Default or an Event of Default, Agent may, in its discretion, direct Lenders, and the Majority Lenders shall have the option to instruct Agent to direct Lenders, to, withhold or cease making Advances under the Revolving Credit.

b. In addition to all other rights, options and remedies granted or available to Agent under this Agreement or the Loan Documents (each of which is also then exercisable by Agent), Agent may, in its discretion, or at the written direction of Majority Lenders shall, upon or at any time after the occurrence and during the continuance of an Event of Default, terminate the Credit Facility and declare the Obligations immediately due and payable, all without demand, notice, presentment or protest or further action of any kind (it also being understood that the occurrence of any of the events or conditions set forth in Sections 8.1(i),(j) or (k) shall automatically cause an acceleration of the Obligations).

c. In addition to all other rights, options and remedies granted or available to Agent, under this Agreement or the Loan Documents (each of which is also then exercisable by Agent), upon or at any time after the occurrence and during the continuance of an Event of Default Agent may, in its discretion, or at the written direction of Majority Lenders shall, direct Borrower to deliver and pledge to Agent, for the ratable benefit of Agent, all Lenders and Issuing Bank, cash collateral in the amount of all outstanding Letters of Credit.

d. In addition to all other rights, options and remedies granted or available to Agent under this Agreement or the Loan Documents (each of which is also then exercisable by Agent), Agent may, or at the written direction of Majority Lenders shall, upon or at any time following the occurrence of an Event of Default, exercise all rights under the UCC and any other applicable law or in equity, and under all Loan Documents permitted to be exercised after the occurrence of an Event of Default.

e. Borrower hereby authorizes Agent, as secured party, to make any necessary filings under Rule 144 of the Securities Act in order to sell the Bancorp Stock upon an Event of Default.

8.4 Nature of Remedies: All rights and remedies granted Agent or Lenders hereunder and under the Loan Documents, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Agent may proceed with any number of remedies at the same time until all Obligations are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Agent, upon or at any time after the occurrence of an Event of Default, may proceed against Borrower, at any time, under any agreement, with any available remedy and in any order.

8.5 Set-Off:

a. If any bank account of Borrower with Agent, any Lender or any participant is attached or otherwise liened or levied upon by any third party, Agent, as agent for Lenders shall have and be deemed to have, without notice to Borrower, the immediate right of set-off and may apply the funds or amount thus set-off against any of the Obligations hereunder.

b. In addition to all other rights, options and remedies granted or available to Agent under this Agreement or the Loan Documents (each of which is also then exercisable by Agent), upon or at any time after the acceleration of the Obligations, Agent (or any Lender) shall have and be deemed to have, without notice to Borrower, the immediate right of set off against any bank account of Borrower with Agent or any Lender, or of Borrower with any other subsidiary or Affiliate or any participant and may apply the funds or amount thus set off against any of the Obligations hereunder.

SECTION 9. AGENT

9.1 Appointment and Authorization: Each Lender, and each subsequent holder of any of the Revolving Credit Notes by its acceptance thereof, hereby irrevocably appoints and authorizes Agent to take such action on its behalf and to exercise such powers under this Agreement as are expressly delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein, or in any other Loan Document, the Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall Agent have to be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement, or any other Loan Documents, or otherwise exist against Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein, and in the other Loan Documents with reference to Agent, is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

9.2 General Immunity: Subject to the provisions of this Agreement, Agent will handle all transactions relating to the Loans and all other Obligations, including, without limitation, all transactions with respect to Letters of Credit, this Agreement, the Loan Documents and all related documents in accordance with its usual banking practices. In performing its duties as Agent hereunder, Agent will take the same care as it takes in connection with loans in which it alone is interested. However, neither Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith except for its or their own gross negligence or willful misconduct.

9.3 Consultation with Counsel: Agent may consult with legal counsel and any other professional advisors or consultants deemed necessary or appropriate and selected by Agent and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

9.4 Documents: Agent shall not be under a duty to examine into or pass upon the effectiveness, genuineness or validity of this Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or in connection herewith, and Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be. In addition Agent shall not be liable for failing to make any inquiry concerning the accuracy, performance or observance of any of the terms, provisions or conditions of such instrument or document.

9.5 Rights as a Lender: With respect to its applicable Pro Rata Percentage of the Revolving Credit Loans, Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Agent in its individual capacity.  Subject to the provisions of this Agreement, Agent may accept deposits from, lend money to and generally engage in any kind of banking or trust business with Borrower and its Affiliates as if it were not Agent.

9.6 Responsibility of Agent: It is expressly understood and agreed that the obligations of Agent hereunder are only those expressly set forth in this Agreement and that Agent shall be entitled to assume that no Event of Default or Default has occurred and is continuing, unless Agent has actual knowledge of such fact. Except to the extent Agent is required by Lenders pursuant to the express terms hereof to take a specific action, Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement and the Loan Documents. Agent shall incur no liability under or in respect of this Agreement and the Loan Documents by acting upon any notice, consent, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable under the circumstances.

9.7 Collections and Disbursements:

a. Agent will have the right to collect and receive all payments of the Obligations, and to collect and receive all reimbursements for draws made under the Letters of Credit, together with all fees, charges or other amounts due under this Agreement and the Loan

Documents and to distribute such payments to Lenders and Issuing Bank in accordance with the terms of Section 2.3.

                             b. Agent shall pay to each Lender, on each Settlement Date, from the interest actually received by Agent from Borrower, a sum equal to the interest calculated for the actual number of days elapsed on the basis of a year of 360 days, on each Lender’s outstanding balance of its Revolving Credit at the rate equal to the applicable rate of interest chosen by Borrower with respect to such Lender’s Pro Rata Percentage of the Advances outstanding. If Agent should for any reason receive less than the full amount of the interest or other compensation due under the Loan Documents, each Lender’s share of such interest or compensation shall decrease in proportion to each Lender’s Pro Rata Percentage.

c. If any such payment received by Agent is rescinded, determined to be unenforceable or invalid or is otherwise required to be returned for any reason at any time, whether before or after termination of this Agreement and the Loan Documents, each Lender will, upon written notice from Agent, promptly pay over to Agent its Pro Rata Percentage of the amount so rescinded, held unenforceable or invalid or required to be returned, together with interest and other fees thereon if also required to be rescinded or returned.

d. All payments by Agent and Lenders to each other hereunder shall be in immediately available funds. Agent will at all times maintain proper books of account and records reflecting the interest of each Lender in the Revolving Credit and the Letters of Credit, in a manner customary to Agent’s keeping of such records, which books and records shall be available for inspection by each Lender at reasonable times during normal business hours, at such Lender’s sole expense. In the event that any Lender shall receive any payments in reduction of the Obligations in an amount greater than its applicable Pro Rata Percentage in respect of indebtedness to Lenders evidenced hereby (including, without limitation amounts obtained by reason of setoffs), such Lender shall hold such excess in trust (to the extent such Lender is lawfully able to do so) for Agent (on behalf of all other Lenders) and shall promptly remit to Agent such excess amount so that the amounts received by each Lender hereunder shall at all times be in accordance with its applicable Pro Rata Percentage. To the extent necessary for each Lender’s actual percentage of all outstanding Revolving Credit Loans to equal its applicable Pro Rata Percentage, the Lender having a greater share of any payment(s) than its applicable Pro Rata Percentage shall acquire a participation in the applicable outstanding balances of the Pro Rata Shares of the other Lenders as determined by Agent.

9.8 Indemnification: To the extent not promptly paid by Borrower, each Lender hereby indemnifies Agent (and Issuing Bank with respect to Letters of Credit) ratably according to their respective Pro Rata Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent (or Issuing Bank, as the case may be) in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Agent (or Issuing Bank, as the case may be) under or related to this Agreement or the other Loan Documents or the Loans, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from Agent’s (or Issuing Bank’s, as the case may be) gross negligence or willful misconduct. Agent shall have the right to deduct, from any amounts to be paid by Agent to any Lender hereunder, any amounts owing to Agent by such Lender by virtue of this paragraph.

9.9 Expenses:

a. All reasonable out-of-pocket costs and out-of- pocket expenses incurred by Agent in connection with the creation, amendment, administration, termination and enforcement of the Loans (including without limitation, audit expenses, counsel fees and expenditures to protect, preserve and defend Agent’s and each Lender’s rights and interest under the Loan Documents) shall, to the extent not reimbursed by Borrower, be shared and paid on demand by Lenders pro rata based on their applicable Pro Rata Percentage.

b. Agent may deduct from payments or distributions to be made to Lenders such funds as may be necessary to pay or reimburse Agent for such costs or expenses.

9.10 No Reliance: By execution of or joining in this Agreement, each Lender acknowledges that it has entered into this Agreement and the Loan Documents solely upon its own independent investigation and is not relying upon any information supplied by or any representations made by Agent. Each Lender shall continue to make its own analysis (including any credit analysis) and evaluation of Borrower. Agent makes no representation or warranty and assumes no responsibility with respect to the financial condition or Property of Borrower; the accuracy, sufficiency or currency of any information concerning the financial condition, prospects or results of operations of Borrower; or for sufficiency, authenticity, legal effect, validity or enforceability of the Loan Documents. Agent assumes no responsibility or liability with respect to the collectibility of the Obligations or the performance by any Borrower of any obligation under the Loan Documents.

9.11 Resignation of Agent: Agent may resign at any time upon thirty (30) days prior written notice thereof to Lenders and Borrower. Upon any resignation, the Majority Lenders shall have the right to appoint a successor Agent. Upon the acceptance of the appointment as a successor Agent hereunder by such successor Agent, such successor Agent shall thereupon succeed to and become vested with all rights, powers, obligations and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder.

9.12 Action on Instructions of Lenders: With respect to any provision of this Agreement, or any issue arising there under, concerning which Agent is authorized to act or withhold action by direction of Lenders (or as the case may be under this Agreement, the Majority Lenders), Agent shall in all cases be fully protected in so acting, or in so refraining from acting, hereunder in accordance with written instructions signed by Lenders. Such instructions and any action taken or failure to act pursuant thereto shall be binding on all Lenders.

9.13 Several Obligations: The obligation of each Lender is several, and neither Agent nor any other Lender shall be responsible for any obligation or commitment hereunder of any other Lender.

SECTION 10. MISCELLANEOUS

10.1 GOVERNING LAW: THIS AGREEMENT, AND ALL MATERS ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND ALL RELATED AGREEMENTS AND DOCUMENTS, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS COMMONWEALTH OF PENNSYLVANIA. THE PROVISIONS OF THIS AGREEMENT AND ALL OTHER AGREEMENTS AND DOCUMENTS REFERRED TO HEREIN ARE TO BE DEEMED SEVERABLE, AND THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION SHALL NOT AFFECT OR IMPAIR THE REMAINING PROVISIONS WHICH SHALL CONTINUE IN FULL FORCE AND EFFECT.

10.2 Integrated Agreement: The Loan Documents, all related agreements, and this Agreement shall be construed as integrated and complementary of each other, and as augmenting and not restricting Lenders’ and Agent’s rights and remedies. If, after applying the foregoing, an inconsistency still exists, the provisions of this Agreement shall constitute an amendment thereto and shall control.

10.3 Waiver: No omission or delay by Agent or Lenders in exercising any right or power under this Agreement or any related agreements and documents will impair such right or power or be construed to be a waiver of any default, or Event of Default (unless such Event of Default has been waived in accordance with the terms of this Agreement), or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and as to Borrower no waiver will be valid unless in writing and signed by Agent and then only to the extent specified.

10.4 Indemnity: (a) Borrower releases and shall indemnify, defend and hold harmless Agent, Issuing Bank and Lenders, and their respective officers, employees and agents, of and from any claims, demands, liabilities, obligations, judgments, injuries, losses, damages and costs, and expenses (including without limitation, reasonable legal fees) resulting from (i) acts or conduct of Borrower under, pursuant, or related to this Agreement and the other Loan Documents, (ii) Borrower's breach or violation of any representation, warranty, covenant or undertaking contained in this Agreement or the other Loan Documents, (iii) Borrower's failure to comply with any or all laws, statutes, ordinances, governmental rules, regulations or standards, whether federal, state or local, or court or administrative orders or decrees, (including without limitation securities laws, etc.) and all costs, expenses, fines, penalties or other damages resulting there from, and (iv) any claim by any other creditor of Borrower against any Lender arising out of any transaction whether hereunder or in any way related to the Loan Documents and all costs, expenses, fines, penalties or other damages resulting therefrom, unless resulting solely from acts or conduct of Agent, Issuing Bank, or Lenders constituting willful misconduct or gross negligence. The obligations of Borrower under this Section 10.4 shall survive the occurrence of any and all events whatsoever, including without limitation, payment of the Obligations or investigation by or knowledge of Lenders.

(b) Promptly after receipt by an indemnified party under subsection (a) above of notice of the commencement of any action by a third party, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof. The omission so to notify the indemnifying party shall relieve the indemnifying party from any liability which it may have to any indemnified party under such subsection only if the indemnifying party is unable to defend such actions as a result of such failure to so notify. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnified party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation.

10.5 Time: Whenever Borrower shall be required to make any payment, or perform any act, on a day which is not a Business Day, such payment may be made, or such act may be performed, on the next succeeding Business Day. Time is of the essence in the performance under all provisions of this Agreement and all related agreements and documents.

10.6 Expenses of Agent and Lenders: At Closing and from time to time thereafter, Borrower will pay upon demand of Agent all reasonable costs, fees and expenses of (i) Agent in connection with the analysis, negotiation, preparation, execution, administration, delivery and termination of this Agreement, and other Loan Documents and the documents and instruments referred to herein and therein, and any amendment, amendment and restatement, supplement, waiver or consent relating hereto or thereto, whether or not any such amendment, amendment and restatement, supplement, waiver or consent is executed or becomes effective, search costs, the reasonable fees, expenses and disbursements of counsel for Agent, any fees or expenses incurred by Agent under Section 6.11 for which Borrower is obligated thereunder, and reasonable charges of any expert consultant to Agent, and (ii) Agent, Issuing Bank, and each Lender in connection with the enforcement of Agent’s, Issuing Bank’s and Lenders’ rights hereunder, or the collection of any payments owing from, Borrower under this Agreement and/or the other Loan Documents or the protection, preservation or defense of the rights of Agent, Issuing Bank and Lenders hereunder and under the other Loan Documents, including any refinancing or restructuring of the credit arrangements provided under this Agreement and other Loan Documents in the nature of a “work-out” or of any insolvency or bankruptcy proceedings, or otherwise (including the reasonable fees and disbursements of counsel for Agent, Issuing Bank and any Lender) (collectively, the “Expenses”).

10.7 Brokerage: This transaction was brought about and entered into by Agent, Lenders and Borrower acting as principals and without any brokers, agents or finders being the effective procuring cause hereof. Borrower represents that it has not committed Agent or any Lender to the payment of any brokerage fee, commission or charge in connection with this transaction. If any such claim is made on Agent or any Lender by any broker, finder or agent or other person allegedly engaged by Borrower, Borrower hereby indemnify, defend and save such party harmless against such claim and further will defend, with counsel satisfactory to Agent, any action or actions to recover on such claim, at Borrower's own cost and expense, including such party’s reasonable counsel fees. Borrower further agrees that until any such claim or demand is adjudicated in such party’s favor, the amount demanded shall be deemed a liability of Borrower under this Agreement.

10.8 Notices:

a. Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed given if delivered in person or if sent by telecopy or by nationally recognized overnight courier, or via first class, Certified or Registered mail, postage prepaid, as follows, unless such address is changed by written notice hereunder:

If to Agent to:	Commerce Bank, N.A. 1701 Route 70 East Cherry Hill, NJ 08034 Attn: Mr. Gerard Grady Telecopy: (856) 751-6884

With copies to:	Blank Rome LLP One Logan Square Philadelphia, PA 19103 Attn: Robert I. Tuteur, Esquire Telecopy: (215) 832-5687

If to Borrower to:	Resource America, Inc. 1845 Walnut Street, 10th Floor Philadelphia, PA 19103 Attn: Steven J. Kessler Telecopy: (215) 546-4785

With copies to:	Ledgwood, a professional corporation
1900 Market Street, Suite 750
Philadelphia, PA 19103
Attn: Shelle Weisbaum, Esquire
Telecopy: (215) 735-2315

If to Lenders: to the addresses set forth on Schedule B.

b. Any notice sent by Agent, any Lender or Borrower by any of the above methods shall be deemed to be given when so received.

c. Agent shall be fully entitled to rely upon any facsimile transmission or other writing purported to be sent by any Authorized Officer (whether requesting an Advance or otherwise) as being genuine and authorized.

10.9 Headings: The headings of any paragraph or Section of this Agreement are for convenience only and shall not be used to interpret any provision of this Agreement.

10.10 Survival: All warranties, representations, and covenants made by Borrower herein, or in any agreement referred to herein or on any certificate, document or other instrument delivered by it or on its behalf under this Agreement, shall be considered to have been relied upon by Agent and Lenders, and shall survive the delivery to Lenders of the Revolving Credit Notes, regardless of any investigation made by Lenders or on their behalf. All statements in any such certificate or other instrument prepared and/or delivered for the benefit of Agent and any and all Lenders shall constitute warranties and representations by Borrower hereunder. Except as otherwise expressly provided herein, all covenants made by Borrower hereunder or under any other agreement or instrument shall be deemed continuing until all Obligations are satisfied in full. All indemnification obligations under this Agreement, including under Section 2.2, 5.5, 10.4 and 10.7, shall survive the termination of this Agreement and payment of the Obligations for a period of two (2) years.

10.11 Amendments:

a. Neither the amendment or waiver of any provision of this Agreement or any other Loan Document (other than Letter of Credit Documents), nor the consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Majority Lenders (or by Agent at the direction of Majority Lenders), or if Lenders shall not be parties thereto, by the parties thereto and consented to by Majority Lenders, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no amendment, waiver, or consent shall do any of the following: (a) increase the Maximum Revolving Credit Amount (except as contemplated under Section 2.1(d)) or the Pro Rata Share of any Lender, without the written consent of each Lender affected thereby, (b) except as otherwise expressly provided in this Agreement, reduce the principal of, or interest on, any Revolving Credit Note or any Reimbursement Obligations or any fees hereunder, without the written consent of each Lender affected thereby, (c) postpone any date fixed for any payment with respect to principal of, or interest on, any Revolving Credit Note or any Reimbursement Obligations or any fees hereunder, without the written consent of each Lender affected thereby, (d) amend or waive this Section 10.11, or change the definition of Majority Lenders without the written consent of each Lender, or (e) release any Guarantor, without the written consent of each Lender; and provided further that, no amendment, waiver, or consent affecting the rights or duties of Agent or Issuing Bank under any Loan Document shall in any event be effective, unless in writing and signed by Agent and/or Issuing Bank, as applicable, in addition to Lenders required hereinabove to take such action. Notwithstanding any of the foregoing to the contrary, the consent of Borrower shall not be required for any amendment, modification or waiver of the provisions of Section 8 of this Agreement. In addition, Borrower and Lenders hereby authorize Agent to modify this Agreement by unilaterally amending or supplementing Schedule A or Schedule B from time to time in the manner requested by Borrower, Agent or any Lender in order to reflect any assignments or transfers of the Loans as provided for hereunder; provided however, that Agent shall promptly deliver a copy of any such modification to Borrower and each Lender.

b. After an acceleration of the Obligations, Agent shall have the right, with communication (to the extent reasonably practicable under the circumstances) with all Lenders, to exercise or refrain from exercising any and all right, remedies, privileges and options under the Loan Documents and available at law or in equity to protect and enforce the rights of the

Lenders and collect the Obligations, including, without limitation, instituting and pursuing all legal actions against Borrower or to collect the Obligations, or defending any and all actions brought by Borrower or other Person; or incurring Expenses or otherwise making expenditures to protect the Loans, the Collateral or Lenders’ rights or remedies.

c. To the extent Agent is required to obtain or otherwise elects to seek the consent of Lenders to an action Agent desires to take, if any Lender fails to notify Agent, in writing, of its consent or dissent to any request of Agent hereunder within five (5) Business Days of such Lender’s receipt of such request, such Lender shall be deemed to have given its consent thereto.

10.12 Assignability:

a. Borrower shall not have the right to assign or delegate its obligations and duties under this Agreement or any other Loan Documents or any interest therein except with the prior written consent of Agent and Lenders.

b. Notwithstanding subsection (c) of this Section 10.12, nothing herein shall restrict, prevent or prohibit any Lender from (i) pledging or granting a security interest in its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank, or (ii) granting assignments or participations in the Revolving Credit Loans hereunder to its parent and/or to any Affiliate of such Lender or to any other existing Lender or Affiliate. Any Lender may make, carry or transfer Loans at, to or for the account of, any of its branch offices or the office of an Affiliate of such Lender except to the extent such transfer would result in increased costs to Borrower.

c. Each Lender may, with the consent of Agent (such consent not to be unreasonably withheld or delayed) and (if no Event of Default is outstanding) with the consent of Borrower (such consent not to be unreasonably withheld or delayed), but without the consent of any other Lender, assign to one or more banks or other financial institutions all or a portion of its rights and obligations under this Agreement and the Revolving Credit Notes; provided that, (i) for each such assignment, the parties thereto shall execute and deliver to Agent, for its acceptance (if properly completed and executed in accordance with the terms hereof), and recording in its books and records, an assignment and acceptance in form and substance satisfactory to Agent (“Assignment and Acceptance”), together with any Revolving Credit Note subject to such assignment, and a processing and recordation fee of $3,500 payable to Agent for its own account payable by assignee, (ii) no such assignment shall be for less than a Pro Rata Share of $5,000,000 or, if less, the entire remaining Pro Rata Percentage of such Lender of the Revolving Credit Loan, and (iii) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of both the Pro Rata Share of such Lender and all Revolving Credit Loans of such Lender. Upon such execution and delivery of the Assignment and Acceptance to Agent, from and after the date specified as the effective date in the Assignment and Acceptance (the “Acceptance Date”), (x) the assignee thereunder shall be a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, such assignee shall have the rights and obligations of a Lender hereunder and (y) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than any rights it may have pursuant to Section 9.4 which will survive) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

d. Within 5 Business Days after demand by Agent, Borrower shall execute and deliver to Agent in exchange for any surrendered Revolving Credit Note (which the assigning Lender agrees to promptly deliver to Borrower) a new Revolving Credit Note to the order of the assignee in an amount equal to the Pro Rata Share assumed by it pursuant to such Assignment and Acceptance, and if the assigning Lender has retained a Pro Rata Share hereunder, a new Revolving Credit Note to the order of the assigning Lender in an amount equal to the Pro Rata Share retained by it hereunder. Such new Revolving Credit Note shall re-evidence the indebtedness outstanding under the old Revolving Credit Notes or Revolving Credit Notes, and shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Revolving Credit Note, shall be dated the Closing Date and shall otherwise be in substantially the form of the Revolving Credit Note subject to such assignments.

e. Each Lender may sell participations (without the consent of Agent, Borrower or any other Lender) to one or more parties in or to all or a portion of its rights and obligations under this Agreement (including without limitation, all or a portion of its Pro Rata Share, the Revolving Credit Loans owing to it and the Revolving Credit Note held by it); provided that, (i) such Lender’s obligations under this Agreement (including without limitation, its Pro Rata Share to Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Revolving Credit Note for all purposes of this Agreement, (iv) Borrower, Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) such Lender shall not transfer, grant, assign or sell any participation under which the participant shall have rights to approve any amendment or waiver of this Agreement except to the extent such amendment or waiver would (A) extend the final maturity date or the date for the payments of any installment of fees or principal or interest of any Revolving Credit Loan or Reimbursement Obligations in which such participant is participating, (B) reduce the amount of any installment of principal of the Loans or Letter of Credit reimbursement obligations in which such participant is participating, (C) except as otherwise expressly provided in this Agreement, reduce the interest rate applicable to the Revolving Credit Loans or Reimbursement Obligations in which such participant is participating, or (D) except as otherwise expressly provided in this Agreement, reduce any Fees payable hereunder.

f. Each Lender agrees that, without the prior written consent of Borrower and Agent, it will not make any assignment or sell a participation hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Revolving Credit Loan, Revolving Credit Note, or other Obligation under the securities laws of the United States of America or of any jurisdiction.

g. In connection with the efforts of any Lender to assign its rights or obligations or to participate interests, Agent or such Lender may disclose any information in its possession regarding Borrower, its finances and/or Property.

10.13 Successors and Assigns: This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties. Borrower may not transfer, assign or delegate any of its duties or obligations hereunder.

10.14 Duplicate Originals: Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement may be executed in counterparts, all of which counterparts taken together shall constitute one completed fully executed document.

10.15 Modification: No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed by Borrower, Agent and Lenders except as provided in Section 10.11 hereof. Any modification in accordance with the terms hereof shall be binding on all parties hereto, whether or not each is a signatory thereto.

10.16 Signatories: Each individual signatory hereto represents and warrants that he is duly authorized to execute this Agree-ment on behalf of his principal and that he executes the Agreement in such capacity and not as a party.

10.17 Third Parties: No rights are intended to be created hereunder, or under any related agreements or documents for the benefit of any third party donee, creditor or incidental beneficiary of Borrower. Nothing contained in this Agreement shall be construed as a delegation to Agent or any Lender of Borrower's duty of performance, including, without limitation, Borrower's duties under any account or contract with any other Person.

10.18 Discharge of Taxes, Borrower's Obligations, Etc.: Agent, in its sole discretion, shall have the right at any time, and from time to time, if Borrower fails to timely perform in accordance with this Agreement, to: (a) pay for the performance of any of Borrower's Obligations hereunder, and (b) discharge taxes or Liens, at any time levied or placed on any of Borrower's Property in violation of this Agreement unless such entity is in good faith with due diligence by appropriate proceedings contesting such taxes or Liens and maintaining proper reserves therefore in accordance with GAAP. Expenses and advances shall be added to the Revolving Credit, bear interest at the same rate applied to the Revolving Credit, until reimbursed to Agent. Such payments and advances made by Agent shall not be construed as a waiver by Agent or Lenders of an Event of Default under this Agreement.

10.19 Withholding and Other Tax Liabilities: Each Lender shall have the right to refuse to make any Advances from time to time unless Borrower shall, at Agent’s request, have given to Agent evidence, reasonably satisfactory to Agent, it has properly deposited or paid, as required by law, all withholding taxes and all federal, state, city, county or other taxes due up to and including the date of the requested Advance. Copies of deposit slips showing payment shall likewise constitute satisfactory evidence for such purpose. In the event that any lien, assessment or tax liability against Borrower, or any of them, shall arise in favor of any taxing authority, whether or not notice thereof shall be filed or recorded as may be required by law, Agent shall have the right (but shall not be obligated, nor shall Agent or any Lender hereby assume the duty) to pay any such lien, assessment or tax liability by virtue of which such charge shall have arisen; provided, however, that Agent shall not pay any such tax, assessment or lien if the amount, applicability or validity thereof is being contested in good faith and by appropriate proceedings by such entity. In order to pay any such lien, assessment or tax liability, Agent shall not be obliged to wait until said lien, assessment or tax liability is filed before taking such action as hereinabove set forth. Any sum or sums which Agent (shared ratably by Lenders) shall have paid for the discharge of any such lien shall be added to the Revolving Credit and shall be paid by Borrower to Agent with interest thereon, upon demand, and Agent shall be subrogated to all rights of such taxing authority against Borrower.

10.20 Consent to Jurisdiction: Borrower, Agent, Issuing Bank and each Lender hereby irrevocably consent to the non-exclusive jurisdiction of the Courts of the Commonwealth of Pennsylvania or the United States District Court for Commonwealth of Pennsylvania in any and all actions and proceedings whether arising hereunder or under any other agreement or undertaking. Borrower waives any objection which Borrower may have based upon lack of personal jurisdiction, improper venue or forum non conveniens. Borrower irrevocably agrees to service of process by certified mail, return receipt requested to the address of the appropriate party set forth herein.

10.21 Waiver of Jury Trial: BORROWER, AGENT, ISSUING BANK AND EACH LENDER HEREBY WAIVE ANY AND ALL RIGHTS IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION, PROCEEDING OR COUNTERCLAIM ARISING WITH RESPECT TO RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO OR UNDER THE LOAN DOCUMENTS OR WITH RESPECT TO ANY CLAIMS ARISING OUT OF ANY DISCUSSIONS, NEGOTIATIONS OR COMMUNICATIONS INVOLVING OR RELATED TO ANY PROPOSED RENEWAL, EXTENSION, AMENDMENT, MODIFICATION, RESTRUCTURE, FORBEARANCE, WORKOUT, OR ENFORCEMENT OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS.

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement the day and year first above written.

BORROWER:	RESOURCE AMERICA, INC.

By: _____________________________ Name: _____________________________ Title: _____________________________

AGENT:	COMMERCE BANK, N.A., as Agent
By: _____________________________ Name: _____________________________ Title: _____________________________

LENDERS:	COMMERCE BANK, N.A., as Lender
By: _____________________________ Name: _____________________________ Title: _____________________________

Exhibit A - Form of Authorization Certificate

Authorization Certificate

Date: _______________

Commerce Bank, N.A.
Attn: Gerard Grady
1701 Route 70 East
Cherry Hill, NJ 08034

Dear Jerry:

The following individuals are authorized to request loan advances against Resource America, Inc.’s ("Borrower") Revolving Credit, and transfer funds from any of the Borrower’s accounts per written instructions received via fax:

Authorized Person   Title    Signature

1. _________________  _____________________ _______________________

2. _________________  _____________________ _______________________

3. _________________  _____________________ _______________________

Resource America, Inc.

By:_____________________________________
Name:
Title:

Accepted:

Commerce Bank, N.A.

By:
Name:
Title:

Exhibit B - Form of Borrowing Request

Form of Borrowing Request

To: COMMERCE BANK, N.A. ("Agent")
Attn: Gerard Grady
1701 Route 70 East
Cherry Hill, NJ 08034

Resource America, Inc. (“Borrower”) hereby requests an Advance in the amount of $___________ pursuant to Section 2.3 of that certain Loan Agreement, by and among Agent, Borrower, and Lenders dated August __, 2006 (the "Loan Agreement"). Borrower hereby requests that such Advance be a (select one) Prime Rate Loan/LIBOR Rate Loan. If a LIBOR Rate Loan, then the requested LIBOR Interest Period is ______________. Capitalized terms used in this Borrowing Request, unless otherwise defined herein, shall have the meaning set forth in the Loan Agreement.

Borrower hereby represent and warrant to Lenders as follows:

a. There exists no Default or Event of Default under the Loan Agreement.

b. All representations, warranties and covenants made in the Loan Agreement are true and correct as of the date hereof.

c. The aggregate principal amount of all Advances outstanding under the Revolving Credit, after giving effect to this request are $_____________.

d. The number of LIBOR Rate Loans after giving effect to this Advance request will be ____ (may not exceed four).

RESOURCE AMERICA, INC.

By:
Name:
Title:

Exhibit C - Form of Borrowing Base Certificate

BORROWING BASE CERTIFICATE #___________

Dated:_________________

To induce Lenders, as defined in the Loan Agreement (as defined below), to make Advances under the Revolving Credit established pursuant to a Loan Agreement dated August ___, 2006, among Commerce Bank, N.A., as agent and issuing bank, Borrower and Lenders, and any amendments thereto (herein called the "Agreement"), Borrower hereby certifies, as of the date above, as follows (capitalized terms, used without further definition herein, shall have the meanings set forth in the Loan Agreement):

1. The Borrowing Base, determined in accordance with the Agreement, is as follows:

a. Market value of Collateral      $___________

b. 80% of Item (a)                                                                                      $

c. Maximum Revolving Credit Amount                                                  $

d. Borrowing Base - lesser of item (b) or (c)                                       $

e. Current outstanding amount of Advances
(Prior to requested Advance)                                                  $

f. Plus: Advance Request                                                                        $

g. Sum of item (e) plus (f)                                                                         $

h. Excess availability /(overadvance)*                                                  $
*Calculated by the Borrowing Base (d)
minus item (g).

(2) Borrower hereby certifies that there is no Default or Event of Default outstanding under the Agreement.

(3) Borrower hereby certifies that the information contained herein is true and correct.

Resource America, Inc.

By:_______________________________
Name:
Title:

Exhibit D - Form of Compliance Certificate

____________, 200__
Commerce Bank, N.A.
Attn: Gerard Grady
1701 Route 70 East
Cherry Hill, NJ 08034

The undersigned, an Authorized Officer of Resource America, Inc. ("Borrower"), gives this certificate to Commerce Bank, N.A. ("Agent"), in accordance with the requirements of Section 6.10 of that certain Loan Agreement dated August ___, 2006, by and among Agent, Borrower, and Lenders ("Loan Agreement"). Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings set forth in the Loan Agreement.

1. Based upon my review of the consolidated balance sheets and statements of income of Borrower for the fiscal period ending _____________, 2006, copies of which are attached hereto, I hereby certify that:

a. Borrower's Net Worth is     ;

b. Borrower's Senior Debt to Net Worth Ratio is   ;

Attached as Schedule "A" are the details underlying such financial covenant calculations.

2. No Default exists on the date hereof, other than: ____________________ [if none, so state]; and

3. No Event of Default exists on the date hereof, other than: __________________ [if none, so state].

RESOURCE AMERICA, INC.

By:
Name:
Title:

SCHEDULE A

Lenders	Pro Rata Percentage	Pro Rata Share

Commerce Bank, N.A.	100%	25,000,000

SCHEDULE B

Commerce Bank, N.A.
1701 Route 70 East
Cherry Hill, NJ 08034
Attn: Mr. Gerard Grady
Telecopy: (856) 751-6884